____________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
____________________

☑	Filed by the Registrant
☐	Filed by a Party Other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RACKSPACE TECHNOLOGY, INC.
____________________________________________________________________________________
(Name of Registrant as Specified in its Charter)

____________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

____________________________________________________________________________________

RACKSPACE TECHNOLOGY, INC
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Rackspace Technology, Inc.:

Notice is hereby given that the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) of Rackspace Technology, Inc., a Delaware corporation (the “Company,” “we,” or “our”), will be held virtually on June 20, 2025 at 12:00 p.m. Central Time. Stockholders will be able to attend the 2025 Annual Meeting live over the Internet by visiting www.virtualshareholdermeeting.com/RXT2025.

We are holding the 2025 Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1
to elect Betsy Atkins, Mitchell Garber, Anthony Roberts and Anthony Scott to the Board of Directors of the Company, each to serve as a Class II director for a term of three years expiring at the annual meeting of stockholders to be held in 2028;

2	to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025;

3	to conduct a non-binding, advisory vote to approve the compensation of the Company's named executive officers; and

to transact any other business that may properly come before the 2025 Annual Meeting or any postponement or adjournment thereof.

We are pleased to continue utilizing the United States Securities and Exchange Commission’s “notice and access” rules. Accordingly, we are primarily providing stockholders with access to our proxy materials over the Internet, which reduces the cost and environmental impact of the 2025 Annual Meeting and expedites stockholders’ receipt of the materials.

On or about April 30, 2025, we began distributing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record and beneficial owners of the Company’s Common Stock as of the close of business on April 22, 2025 (the “Record Date”). The Notice contains instructions on how to access the Proxy Statement and other related proxy materials online as well as information on how to vote your shares. Only stockholders as of the Record Date are entitled to receive notice of, attend, submit questions and vote during the 2025 Annual Meeting or any postponements or adjournments thereof.

We encourage you to initiate access to the 2025 Annual Meeting prior to the start time. Online check-in will begin at approximately 11:45 a.m. Central Time on June 20, 2025.

Whether or not you expect to attend the 2025 Annual Meeting live, we encourage you to vote as promptly as possible to ensure that your vote is counted. Thank you for your continued support.

If you have questions about the 2025 Annual Meeting, require assistance in submitting your proxy or voting your shares, please contact Investor Relations at ir@rackspace.com.

By order of the Board of Directors

Michael Bross
Senior Vice President, Chief Legal Officer and Corporate Secretary
April 30, 2025

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE 2025 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTE INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS OF RACKSPACE TECHNOLOGY, INC. TO BE HELD ON JUNE 20, 2025:
The Notice, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available free of charge at www.proxyvote.com.

RACKSPACE TECHNOLOGY, INC 19122 US Highway 281N, Suite 128 San Antonio, TX 78258-7667
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, JUNE 20, 2025

GENERAL INFORMATION

FREQUENTLY ASKED QUESTIONS

Why did I receive these proxy materials?
The Board of Directors (the “Board”) of Rackspace Technology, Inc. (the “Company,” “we,” “our,” or “us”) is soliciting proxies for the annual meeting of stockholders to be held virtually on Friday, June 20, 2025 at 12:00 p.m., Central Time (the “2025 Annual Meeting”). Holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on April 22, 2025, which is the record date fixed by the Board (the “Record Date”), are invited to attend the 2025 Annual Meeting online and are entitled and urged to vote your shares on the proposals described in this Proxy Statement.

The information included in this Proxy Statement describes the proposals to be voted on at the 2025 Annual Meeting, the voting process, the compensation of the members of our Board and our named executive officers as well as other required information. Our annual report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) is available to review with this Proxy Statement. We began distributing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders on or about April 30, 2025. The Notice contains instructions on how to access this Proxy Statement and our 2024 Annual Report online.

What is the Company’s fiscal year?
The Company's fiscal year ends on December 31. In this proxy statement (the “Proxy Statement”), we refer to the fiscal years ended December 31, 2023 and 2024 and ending December 31, 2025, 2026, 2027 and 2028 as "Fiscal 2023," "Fiscal 2024," "Fiscal 2025," "Fiscal 2026," "Fiscal 2027," and "Fiscal 2028," respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

The annual meetings of stockholders held during the calendar year ended December 31, 2024 and to be held during the calendar years ending December 31, 2025, 2026, 2027 and 2028 are referred to as the “2024 Annual Meeting,” “2025 Annual Meeting,” “2026 Annual Meeting,” “2027 Annual Meeting,” and the “2028 Annual Meeting,” respectively.

Who can vote at the 2025 Annual Meeting?
Stockholders as of the close of business on the Record Date are entitled to attend and to vote on all items properly presented at the 2025 Annual Meeting.

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a “stockholder of record.” As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, to vote electronically at the 2025 Annual Meeting, or by Internet or by telephone, or, if you received paper copies of the proxy materials by mail, to vote by mail by following the instructions on the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the “beneficial owner of shares held in ‘street name’” (the “beneficial owner”) and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2025 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend the 2025 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically or otherwise participate during the 2025 Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee.

How can I attend the 2025 Annual Meeting?
The 2025 Annual Meeting will be held entirely online via audio webcast. Stockholders as of the Record Date may attend, vote, submit questions or otherwise participate during the 2025 Annual Meeting by visiting the following URL: www.virtualshareholdermeeting.com/RXT2025. Advance registration is recommended for stockholders wishing to vote or otherwise participate during the 2025 Annual Meeting.

The registration process differs depending on how you hold your shares. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you must obtain a legal proxy from the stockholder of record (typically your bank or broker) and follow the instructions they provide. Guests are permitted to attend the 2025 Annual Meeting online, but will not be permitted to vote or otherwise participate.

The live webcast of the 2025 Annual Meeting will begin promptly at 12:00 p.m. Central Time. We encourage you to access the meeting at least fifteen minutes prior to the scheduled start time to allow for check-in procedures.

What proposals will be voted on at the 2025 Annual Meeting?
The three matters scheduled to be voted on at the 2025 Annual Meeting are:
1.to elect Betsy Atkins, Mitchell Garber, Anthony Roberts and Anthony Scott to the Board, each to serve as a Class II director for a term of three years expiring at the 2028 Annual Meeting (“election of directors”);
2.to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025 (“auditor ratification”); and
3.to conduct a non-binding, advisory vote to approve the compensation of the Company's named executive officers as further described in the Proxy Statement (“Say on Pay”).

In addition, such other business as may properly come before the 2025 Annual Meeting or any adjournment or postponement thereof may be voted on.

How do I vote?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in any of the ways described below. You will be asked to provide the control number from your Notice or proxy card.

•You may vote electronically during the 2025 Annual Meeting. If you plan to attend the 2025 Annual Meeting live, you may vote by proxy electronically during the meeting. Go to www.virtualshareholdermeeting.com/RXT2025.
•You may vote by telephone. To vote by telephone, call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 19, 2025.
•You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 19, 2025.
•You may vote by mail. To vote by mail, complete, sign and date the proxy card that accompanied this Proxy Statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed and dated proxy card must be received prior to the 2025 Annual Meeting.

Beneficial Owner of Shares Held in ‘Street Name:’ Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions directly from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the vote instruction form to their broker, bank or other nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a beneficial owner, you may not vote your shares electronically during the 2025 Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•entering a new vote by telephone or via the Internet (until the applicable deadline for each method as set forth above);
•returning a later-dated proxy card (which automatically revokes the earlier proxy);
•providing a written notice of revocation prior to the 2025 Annual Meeting as follows: Rackspace Technology, Inc., Attn: Corporate Secretary, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837; or
•attending the 2025 Annual Meeting and voting electronically. Attendance at the 2025 Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast your vote electronically at the 2025 Annual Meeting.

Beneficial Owner of Shares Held in ‘‘Street Name’’: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Who is asking me for my vote?
The Company is soliciting your proxy on behalf of the Board. The Company will bear the cost of soliciting proxies and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and employees, may solicit proxies in person, by telephone or by electronic means. Such directors and employees will not receive any special remuneration for these efforts.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Mark Marino, our Executive Vice President and Chief Financial Officer and Michael Bross, our Senior Vice President, Chief Legal Officer and Corporate Secretary, with the power to act without the other and with power of substitution, have been designated as proxies for the 2025 Annual Meeting by our Board. When you submit a properly dated, executed and returned proxy, the shares represented by such proxy will be voted at the 2025 Annual Meeting in accordance with the instructions of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board on the proposals as described below and, if any other matters are properly brought before the 2025 Annual Meeting, the shares will be voted in accordance with the proxies’ judgment.

What are my voting rights?
Each share of Common Stock is entitled to one vote on each matter properly presented at the 2025 Annual Meeting. At the close of business on the Record Date there were 237,388,710 shares of Common Stock outstanding. A list of all stockholders of record as of the Record Date will be available during ordinary business hours at the Company’s principal place of business located at 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837, from the Corporate Secretary of the Company, at least 10 days before the 2025 Annual Meeting, and will also be available at the 2025 Annual Meeting.

How does the Board recommend that I vote?
The Board recommends that you vote:
•FOR the election of each of the director nominees;
•FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•FOR the approval of, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.

Why did I receive a one-page notice in the mail regarding the Internet Availability of Proxy Materials instead of a full printed set?
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is distributing a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Where can I view the proxy materials on the Internet?
You can view the proxy materials for the 2025 Annual Meeting online at www.proxyvote.com.

What is the quorum requirement for the 2025 Annual Meeting?
A quorum is the minimum number of shares required to be present or represented at the 2025 Annual Meeting for the meeting to be properly held. The presence, represented in person or by proxy, of the holders of a majority in voting power of our outstanding Common Stock entitled to vote at the 2025 Annual Meeting will constitute a quorum to transact business at the 2025 Annual Meeting. Abstentions, ‘‘withhold’’ votes, and ‘‘broker non-votes’’ are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairman of the meeting may adjourn the meeting to another time or place.

What are broker non-votes?
Broker non-votes occur when a beneficial owner of shares held in ‘‘street name’’ does not give instructions to the broker, bank or other nominee, as applicable, as to how to vote on matters deemed ‘‘non-routine’’ and there is at least one ‘‘routine’’ matter to be voted upon at the 2025 Annual Meeting. Generally, if shares are held in ‘‘street name,’’ the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be ‘‘routine,’’ but not with respect to ‘‘non-routine’’ matters. In the event that a broker, bank or other nominee votes shares on the ‘‘routine’’ matters, but does not vote shares on the ‘‘non-routine’’ matters, those shares will be treated as broker non-votes with respect to the ‘‘non-routine’’ proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

What matters are considered “routine” and “non-routine”?
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2025 (Proposal No. 2) is considered “routine.” The election of Class II directors (Proposal No. 1) and the non-binding, advisory vote to approve the compensation of our named executive officers (Proposal No. 3) are considered “non-routine.”

How are abstentions and broker non-votes treated and what is the vote required to approve each of the proposals and?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the 2025 Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will have the same practical effect as a vote against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote at the 2025 Annual Meeting (Proposals No. 2 (auditor ratification) and No. 3 (Say on Pay)). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote “FOR” or “WITHHOLD” authority to vote for each of the nominees.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2025 Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of votes cast on “non-routine” proposals because they are not “entitled to vote” on such matters. Therefore, broker non-votes will make a quorum more readily attainable but will not otherwise affect the voting outcomes for Proposals No. 2 (auditor ratification) and No. 3 (Say on Pay).

Proposal No. 1: Election of Class II Directors. Directors will be elected by a plurality of the votes cast, meaning that the four director nominees who receive the highest number of shares voted “FOR” their election are elected as Class II Directors. You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee. Because the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will not prevent a director nominee from being elected. Broker non-votes will not affect the outcome of voting on this proposal.

Proposal No. 2: Ratification of Appointment of KPMG LLP. The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the 2025 Annual Meeting and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the 2025 Annual Meeting and will have the same practical effect as a vote against the proposal. Proposal No. 2 is considered a “routine” matter so this proposal is not expected to have any broker non-votes.

Proposal No. 3: Non-Binding Advisory Vote to Approve the Compensation of Named Executive Officers. The vote to approve the Fiscal 2024 compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the 2025 Annual Meeting and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the 2025 Annual Meeting and will have the same practical effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our Board. The Compensation Committee of our Board (the “Compensation Committee”) will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Who will count the votes?
Our Vice President, Deputy General Counsel and Assistant Secretary or her designee will act as inspector of election.

How will the voting power of shares held by certain large stockholders affect approval of the proposals being voted on at the 2025 Annual Meeting?
Each share of Common Stock is entitled to one vote at the 2025 Annual Meeting. As of the Record Date, certain investment funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc. (together with its subsidiaries and including the Apollo Funds, “Apollo”) beneficially owned approximately 54.6% of the voting power of our outstanding Common Stock. By reason of their ownership of more than a majority of our Common Stock outstanding, Apollo generally has the ability to approve any matter submitted to the vote of all of the outstanding shares of our Common Stock, including:
•to elect the directors nominated for election as Class II directors at the 2025 Annual Meeting; and
•to determine the outcome of Proposals 2 (auditor ratification) and 3 (Say on Pay).

May I vote confidentially?
Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

What if additional matters are presented at the 2025 Annual Meeting?
We do not know of any business to be considered at the 2025 Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the 2025 Annual Meeting, your properly executed proxy gives authority to Mark Marino, our Executive Vice President and Chief Financial Officer and Michael Bross, our Senior Vice President, Chief Legal Officer and Corporate Secretary, to vote on such matters at their discretion.

Where can I find the voting results from the 2025 Annual Meeting?

We will announce preliminary voting results at the 2025 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days of the 2025 Annual Meeting.

What is householding?
The SEC has adopted rules that permit companies to deliver a single Notice or a single copy of proxy materials to multiple stockholders sharing an address unless the company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Notice, Proxy Statement and/or 2024 Annual Report may have been sent to multiple stockholders in your household. If you prefer to receive separate copies of the Notice or other materials, either now or in the future, please mail a written request to Rackspace Technology, Inc., Attn: Corporate Secretary, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837. Upon receipt of your request, we will promptly provide a separate copy of the Notice, Proxy Statement and 2024 Annual Report. In addition, stockholders at a shared address who receive multiple Notices or multiple copies of proxy materials may request to receive a single Notice or a single copy of proxy materials in the future in the same manner as described above.

How can I obtain information about the Company?
A copy of our 2024 Annual Report is available on our website at https://ir.rackspace.com. Stockholders may also obtain a free copy of our 2024 Annual Report, including the financial statements and the financial statement schedules, by sending a written request to Rackspace Technology, Inc., Attn: Corporate Secretary, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837.

Capitalized terms used, but not defined, in this Proxy Statement have the meanings in our 2024 Annual Report.

BOARD OF DIRECTORS
The following table sets forth certain information about our directors as of the date of this Proxy Statement.

Name*	Age	Director Since	Class	Term Expiring	Position
Betsy Atkins	71	2023	Class II	2025	Director
Jeffrey Benjamin	63	2016	Class I	2027	Chairman of the Board
Mitchell Garber	60	2016	Class II	2025	Director
Mark Gross	62	2024	Class III	2026	Director
Amar Maletira	55	2022	Class III	2026	Chief Executive Officer, Director
Vikram Mahidhar	47	2025	Class I	2027	Director
Anthony Roberts	62	2023	Class II	2025	Director
Shashank Samant	56	2021	Class III	2026	Director
Anthony Scott	72	2023	Class II	2025	Director
Aaron Sobel	38	2016	Class I	2027	Director

Composition of our Board
Our Board is divided into three classes, with each class serving a three-year term. Our Class II directors are up for re-election at the 2025 Annual Meeting. In addition, David Sambur and Susan Arthur are former directors who served on our Board during Fiscal 2024. Each resigned from the Board effective January 15, 2025.

Director Biographies
Betsy Atkins became a member of our Board in May 2023. Ms. Atkins has served as chief executive officer of Baja Corp, an independent venture capital firm focused on technology, renewable energy and life sciences, since 1994. She has also served as a member of the public company boards of Wynn Resorts Ltd, a hospitality company, since 2018, Enovix Corporation, an advanced silicon battery company, since 2021 and Solaredge, a solar technology company, since 2021, as well as other private companies including as chair of the Google Cloud Advisory Board. Ms. Atkins previously served as a member of the boards of directors of SL Green Realty from 2015 to 2024, JAMF from 2020 to 2021, Schneider Electric from 2011 to 2019, Covetrus, Inc. from 2016 to 2019 and Cognizant Technology Solutions Corporation from 2017 to 2018. In addition, Ms. Atkins worked behind the scenes at companies like Lucent, Vonage, SunPower Corp., Paychex and Nasdaq Inc. for more than 20 years. As an effective operational leader having served as chief executive officer three times, Ms. Atkins was selected to serve on the Company's Board based on her strong global and operational perspective encompassing the full range of experience from growth to restructuring as well as environmental, social and governance matters. Her broad corporate board experience covers industries including technology, energy management, solar, industrial automation, manufacturing, automotive, and logistics.

Jeffrey Benjamin became a member of our Board in November 2016. Mr. Benjamin has 35 years of investment banking, investment management and directorial board experience. Mr. Benjamin has been a senior advisor to Cyrus Capital Partners since June 2008. Mr. Benjamin has also served as chairman of the board of A-Mark Precious Metals since 2014. Mr. Benjamin previously served on the board of American Airlines Group Inc. until 2024, Hexion Inc. until 2022, Involta LLC until 2022, as well as other boards such as Chemtura Corporation and Caesars Entertainment Corporation. Mr. Benjamin also serves on multiple private company boards. Mr. Benjamin holds both an M.S. in management from the Sloan School of Management at MIT and a Bachelor’s degree from Tufts University. We believe that Mr. Benjamin is qualified to serve as a member of our Board because of his extensive investment management and financial services experience and because of his experience serving on the boards of multiple companies.

Mitchell Garber became a member of our Board in November 2016. Mr. Garber is currently chairman of the board of Invest in Canada, the Canadian government federal agency responsible for foreign direct investment in Canada. Mr. Garber is a co-investor and a member of the boards of French fashion house Lanvin and Shutterfly Inc. He previously served on the boards of Apollo Strategic Growth Capital, Artisan Acquisition Corp. and Finnovate Acquisition Corp. Mr. Garber is a minority owner of the NHL Seattle Kraken hockey team controlled by David Bonderman. From 2013 until 2017, Mr. Garber was the CEO of Caesars Acquisition Company and, under his leadership, built an Israeli based mobile games business which was sold in 2016 to a Chinese consortium including Giant Interactive and Jack Ma for approximately $4.4 billion. Mr. Garber sits on the board and leads a number of philanthropic activities in Canada and Israel. Mr. Garber has a Bachelor’s degree from McGill University, a JD and honorary doctorate from the University of Ottawa and was awarded the Order of Canada in 2019. We believe that Mr. Garber is qualified to serve as a member of our Board because of his experience in building and leading businesses and because of his experience serving on the boards of multiple companies.

Mark Gross became a member of our Board in February 2024. He served as executive chairman of Southeastern Grocers, Inc. from 2020 through 2024. Mr. Gross previously served as president, chief executive officer and director of Supervalu, Inc. from 2016-2018, as president and founder of Surry Investment Advisors LLC from 2006-2015 and in various leadership positions with C&S Wholesale Grocers from 1997-2006, including as co-president, chief financial officer, general counsel and as a member of the board. He rejoined Surry in 2018 and currently serves as its manager. Mr. Gross also spent seven years as an attorney with the law firm Skadden, Arps, Slate, Meagher & Flom LLP, where he worked on complex restructuring deals, finance transactions and mergers & acquisitions. Mr. Gross serves as co-chairman of the board of Northeast Grocery (since 2021, and including its predecessor Tops Markets, Inc. from 2019-2021), as a director and chair of the audit committee of Acosta and as a director and chair of the nomination and governance committee and member of the audit committee of Diebold-Nixdorf. In addition, he served as chief executive officer and chairman of Kernel Group Holdings from 2020-2022. He received his law degree from the University of Pennsylvania and a bachelor of arts from Dartmouth College. Mr. Gross was selected to serve on the Company's Board based on his broad business and leadership experience, complex commercial transactions and business transformations.

Amar Maletira has served as a Director and our Chief Executive Officer since September 2022. Prior to this appointment he served as President and Chief Financial Officer from 2020 until 2022. Before joining Rackspace, Mr. Maletira served as Executive Vice President and Chief Financial Officer of VIAVI Solutions, Inc. (formerly known as JDS Uniphase) since 2015. Prior to that, Mr. Maletira spent over 13 years with Hewlett Packard as Vice President and CFO – Americas Enterprise Services from 2014 to 2015, Vice President of Finance & Global Head of finance, planning and analysis for Enterprise Services from 2012 to 2014, and various other roles in finance and investor relations. Prior to Hewlett Packard, Mr. Maletira held various roles at DPP, Inc., Siemens and other companies. Mr. Maletira has also served on the board of Celestica Inc. since 2025, including as a member of their audit, human resources and compensation and nominating and corporate governance committees. Mr. Maletira holds an MBA in finance and corporate strategy from the University of Michigan’s Stephen M. Ross School of Business and earned his undergraduate degree in engineering, electronics and communication from Gote Institute of Technology at Karnatak University in India. We believe that Mr. Maletira is qualified to serve as a member of our Board because of his extensive leadership experience in finance and information technology, as well as his experience at Rackspace.

Vikram Mahidhar has served as a Director since January 2025. He has led the digital, data and artificial intelligence team at Apollo as an Operating Partner within the Apollo Portfolio Performance Solutions group since 2021. He also co-leads Artificial Intelligence Strategy for Apollo. Prior to joining Apollo, Mr. Mahidhar was a Senior Vice President at Genpact leading the global digital transformation business across industry verticals, including building the artificial intelligence business at RAGE frameworks prior to its acquisition by Genpact. Prior to Genpact, Mr. Mahidhar served in various leadership roles with Deloitte in strategy and innovation. He serves on the board of directors of several privately held companies, including Cengage Group. Mr. Mahidhar has been recognized by Data IQ as 2023 Top 100 Most Influential Leaders in Data and he received the AI100 Award by MachineCon in 2023. Mr. Mahidhar earned an engineering degree from the University of Pune, India. He also holds graduate degrees from Massachusetts Institute of Technology and Boston University. He is currently an Entrepreneur-in-Residence at UMASS Amherst, College of Computer Science and has published in Harvard Business Review and MIT Sloan Management Review. Mr. Mahidhar was selected to serve on the Board based on his extensive operational experience as an executive in the technology industry, strong business acumen, entrepreneurial initiative and AI expertise.

Anthony Roberts became a member of our Board in January 2023. Mr. Roberts has over 35 years of technology, change management and entrepreneurial experience, and is currently an investor, business, and technology advisor. Mr. Roberts most recently spent over 15 years at Walgreens Boots Alliance, the final seven as Global CIO. Previously, Mr. Roberts held senior technology and supply chain roles in Europe and the US for the Multinational Forces and Observers (an NGO), PepsiCo Europe, United Parcel Service, and M&G Reinsurance Company. Mr. Roberts currently serves in non-executive and advisory roles for technology-led global business, including Kearney and Photon Interactive as well as a member of the Hitachi Digital Services Board of Directors. Mr. Roberts holds a BA in German and French, as well as a post graduate education degree from the University of Keele (UK). Mr. Roberts also serves as Vice Chair of the UK Charity "Venice in Peril" which raises funds to support conservation works and the sustainability of Venice and its lagoon. We believe that Mr. Roberts is qualified to serve as a member of our Board because of his experience in information technology and business and because of his entrepreneurial background.

Shashank Samant became a member of our Board in November 2021 and was appointed Lead Director in November 2022. Mr. Samant brings over 33 years of technology, product development and services experience, and served as President and Chief Executive Officer of GlobalLogic Inc., from 2011 to 2022, including following GlobalLogic’s acquisition by Hitachi in 2021. GlobalLogic is a leader in digital product engineering helping enterprises design and develop innovative products, platforms and digital experiences. Prior to joining GlobalLogic, Mr. Samant was President of Ness Technologies, an IT services company, where he founded and built their product engineering services business. Prior roles include leading professional services for Hewlett-Packard’s Verifone business and establishing IBM’s first India-based engineering lab, globalizing the company’s R&D and software engineering efforts. Mr. Samant has been a director of ODP Corp., the parent company of Office Depot, since 2020, and currently serves on the boards of GlobalLogic Inc. (Chairman of GlobalLogic), Cyderes (erstwhile The Herjavec Group), a privately held information security services firm and Eureka Forbes, an appliance marker in the HealthTech space in India. Mr. Samant was recently appointed to Hitachi Digital as Executive Chairman. We believe that Mr. Samant is qualified to serve as a member of our Board because of his extensive experience as a technologist, go-to-market and operations executive, CEO and board member.

Anthony Scott became a member of our Board in May 2023. He has served as president and chief executive officer of Intrusion, Inc., a publicly traded cybersecurity firm since 2021 and has also served as a director of Intrusion, Inc. since 2022. He founded and has served as chief executive officer of TonyScottGroup, LLC, a consulting firm focused on early-stage cybersecurity and privacy technologies, since 2017. Before starting the TonyScottGroup, Mr. Scott was appointed by President Obama as the Federal Chief Information Officer for the U.S. government in 2015, with oversight, budget and management responsibilities for the more than $85 billion annual IT budget. Prior to working for the U.S. government, Mr. Scott was chief information officer at VMware,

Microsoft, and The Walt Disney Company, as well as chief technology officer at General Motors, and he has also held senior executive positions at Bristol Meyers Squibb, PricewaterhouseCoopers, Sun Microsystems, and Marriott. Mr. Scott was selected to serve on the Company's Board based on his executive leadership and industry reputation as a veteran authority on cybersecurity, IT governance and crisis management matters across a variety of industries, including governmental agencies and numerous public companies. In addition, Mr. Scott is a renowned expert on providing public and private sector executive insights concerning matters such as digital transformation, cloud adoption, machine learning, AI, governance, open data, and workforce diversity, and he has appeared before Congress as well as at numerous industry forums.

Aaron Sobel became a member of our Board in November 2016. Mr. Sobel is a Partner at Apollo Global Management, Inc. having joined in 2011. Prior to that time, Mr. Sobel was a member of the Investment Banking Department at Goldman Sachs & Co. Mr. Sobel serves on the board of directors of Brightspeed and Cox Media Group, 25Madison, Legendary Entertainment and is a board member of The Mount Sinai Surgery Advisory Board. He previously served as a director of Endemol Shine Group and Terrier Gamut Holdings, Inc. In 2023, Mr. Sobel was included by Private Equity International in its “Future 40 Leaders: Dealmakers” list and by Variety as one the “Top 500 Entertainment Business Leaders”. Mr. Sobel graduated with a BBA from the University of Michigan with highest honors. We believe that Mr. Sobel is qualified to serve as a member of our Board because of his extensive financial services experience and because of his experience serving on the boards of multiple companies.

CORPORATE GOVERNANCE
Controlled Company
Our Common Stock is listed on Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “RXT”. As the Apollo Funds control more than 50% of our combined voting power, we are a “controlled company” for purposes of Nasdaq’s rules and corporate governance standards. As a controlled company, we are permitted to, and we intend to continue to, elect not to comply with certain corporate governance requirements, which may include (1) those that would otherwise require our Board to have a majority of independent directors, (2) those that would require that we establish a compensation committee composed entirely of independent directors and (3) those that would require we have a nominating and corporate governance committee comprised entirely of independent directors or otherwise ensure that the nominees for directors are determined or recommended to our Board by the independent members of our Board pursuant to a formal resolution addressing the nominations process and such related matters as may be required under the federal securities laws.

If at any time we cease to be a controlled company under the Nasdaq rules, the Board will take all action necessary to comply with the applicable Nasdaq rules, including appointing a majority of independent directors to the Board and ensuring that our Compensation Committee and our Nominating and Corporate Governance Committee (the “N&CG Committee”) are comprised entirely of independent directors, subject to a permitted “phase-in” period.

Smaller Reporting Company
The Company currently qualifies as a “smaller reporting company” under applicable SEC rules. As a smaller reporting company, we may elect to rely on exemptions from certain disclosure requirements, including but not limited to excluding certain disclosures relating to the compensation of our named executive officers. However, we have not elected to rely on such exemptions in this Proxy Statement.

Director Independence
As noted above, we have availed ourselves of the controlled company exception under the Nasdaq rules, which exempts us from certain requirements, including that we have a majority of independent directors on our Board (see “Corporate Governance—Controlled Company”). No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. The following persons will not be considered independent for purposes of board or committee membership:

(A)a director who is, or at any time during the past three years was, employed by the Company;
(B)a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
(i)compensation for board or board committee service;
(ii)compensation paid to a family member who is an employee (other than an executive officer) of the Company; or
(iii)benefits under a tax-qualified retirement plan, or non-discretionary compensation.
(C)a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
(D)a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
(i)payments arising solely from investments in the Company's securities; or
(ii)payments under non-discretionary charitable contribution matching programs.
(E)a director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or
(F)a director who is, or has a family member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

In addition, in order to be considered independent for purposes of serving on the Company's Audit Committee, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other board committee:

(A)    Accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, other than any fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company, provided that such compensation is not contingent in any way on continued service; or
(B)    Be an "affiliated person" of the Company or any subsidiary of the Company, as such term is defined by the SEC.

The listing standards of Nasdaq and the rules of the SEC require the members of a company’s Audit Committee to be independent. As a controlled company, the majority of our Board is not required to be independent. The Board has determined that Ms. Atkins and Messrs. Benjamin, Garber, Gross, Roberts and Scott are independent directors, as such term is defined by the applicable rules and regulations of the SEC and Nasdaq. Messrs. Benjamin, Gross and Scott, each an independent director, currently comprise the Company’s Audit Committee. The Board also affirmatively determined that Susan Arthur, who served as a director during Fiscal 2024 and as a member of the Audit Committee until June 15, 2024, was independent.

Board Leadership Structure and the Board’s Role in Risk Oversight
The Board has an oversight role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to employee compensation plans and arrangements and the Audit Committee of the Board oversees the management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

The Chairman of our Board and our Chief Executive Officer are currently separate. Our Board does not currently have a policy as to whether the role of Chairman of our Board and the Chief Executive Officer should be separate. Our Board believes that the Company and its stockholders are best served by maintaining the flexibility to determine whether the Chairman and Chief Executive Officer positions should be separated or combined at a given point in time in order to provide appropriate leadership for us at that time. At any time the Company is not availing itself of the “controlled company” exceptions under the Nasdaq rules, in order to maintain the independent integrity of the Board, if the Chairman is not an independent director, the Board shall appoint a lead director who must be independent.

The Board understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, our Board, with the assistance of the N&CG Committee, assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our stockholders.

The composition of the Board, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chairman and the executive management team permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions.

Mr. Sambur served as Chairman of the Board until his resignation on January 15, 2025. On January 15, 2025, the Board appointed Mr. Benjamin, an independent director, as Chairman of the Board. We believe that our current Board leadership structure is serving the Company well at this time.

Committees of the Board
The Board has four standing committees: Audit, Compensation, N&CG and Executive, which operate under written charters available on the Company’s website at https://ir.rackspace.com. Current committee membership is as follows:

Director	Audit Committee	Compensation Committee	Executive Committee	N&CG Committee
Jeffrey Benjamin(1)	C	M	C	M
Mitchell Garber(2)		C		M
Mark Gross(3)	M
Amar Maletira			M
Anthony Scott	M
Aaron Sobel(4)		M	M	C
C = Chairperson | M = Member
(1) Mr. Benjamin joined the N&CG Committee and the Executive Committee on January 15, 2025.
(2) Mr. Garber was appointed as Chair of the Compensation Committee on January 15, 2025.
(3) Mr. Gross joined the Audit Committee on June 15, 2024.
(4) Mr. Sobel was appointed as Chair of the N&CG Committee on January 15, 2025.

In addition, Susan Arthur served on the Audit Committee until June 15, 2024 and Mr. Sambur served as Chair of the Compensation Committee, Chair of the Executive Committee and Chair of the N&CG Committee until his resignation from the Board on January 15, 2025.

Board and Committee Meetings
In Fiscal 2024, the Board held four meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings and the N&CG Committee held two meetings. The Executive Committee did not meet in 2024. In addition to taking action at meetings, each committee and the Board may periodically act by written consent. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which such director served in Fiscal 2024.

Audit Committee
Our current Audit Committee members are Messrs. Benjamin (Chair), Gross and Scott. Ms. Arthur served on the Audit Committee until June 15, 2024. The Board determined that each of Messrs. Benjamin, Gross and Scott and Ms. Arthur is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors. The Board also determined that each of Messrs. Benjamin, Gross and Scott and Ms. Arthur meet the additional criteria for independence of audit committee members under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Nasdaq listing standards. In addition, our Board determined that Mr. Benjamin qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The principal duties and responsibilities of our Audit Committee are as follows:
•to prepare the annual Audit Committee report to be included in our annual proxy statement;
•to oversee and monitor our accounting and financial reporting processes;
•to oversee and monitor the integrity of our financial statements and internal control system;
•to oversee and monitor the independence, retention, performance and compensation of our independent registered public accounting firm;
•to oversee and monitor the performance, appointment and retention of our internal audit department;
•to discuss, oversee and monitor policies with respect to risk assessment and risk management, including oversight of cybersecurity risks; and
•to oversee and monitor our compliance with legal and regulatory matters.
The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee
Our current Compensation Committee members are Messrs. Garber (Chair), Benjamin and Sobel. In addition, Mr. Sambur served as Chair of the Compensation Committee during Fiscal 2024 until his resignation on January 15, 2025. We have elected to avail ourselves of the “controlled company” exception under the Nasdaq rules which exempts us from the requirement that we have a Compensation Committee comprised entirely of independent directors. The principal duties and responsibilities of the Compensation Committee are as follows:
•to review, evaluate and make recommendations to the full Board regarding our compensation policies and programs;
•to review and approve the compensation of our chief executive officer, other executive officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements;
•to review and make recommendations to the Board with respect to our incentive compensation plans, equity-based compensation plans and pension plans;
•to administer incentive compensation and equity-related plans and pension plans;
•to set and review the compensation of the non-executive members of the Board
•to review and make recommendations to the Board with respect to the financial and other performance targets that must be met; and
•to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.
The Compensation Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Nominating and Corporate Governance Committee
Our current N&CG Committee members are Messrs. Sobel (Chair), Benjamin and Garber. In addition, Mr. Sambur served as Chair of the N&CG Committee during Fiscal 2024 until his resignation on January 15, 2025. We have elected to avail ourselves of the “controlled company” exception under the Nasdaq rules which exempts us from the requirement that we have a N&CG Committee comprised entirely of independent directors. The principal duties and responsibilities of the N&CG Committee are as follows:
•to identify candidates qualified to become directors of the Company, consistent with criteria approved by our Board;
•to recommend to our Board nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;
•to recommend to our Board candidates to fill vacancies and newly created directorships on the Board;
•to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;
•to develop and recommend to our Board guidelines setting forth corporate governance principles applicable to the Company; and
•to oversee the evaluation of our Board.
The N&CG Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Executive Committee
Our current Executive Committee members are Messrs. Benjamin (Chair), Maletira, and Sobel. In addition, Mr. Sambur served as Chair of the Executive Committee during Fiscal 2024 until his resignation on January 15, 2025. Subject to certain exceptions, the Executive Committee generally may exercise all of the powers of the Board when the Board is not in session. The Executive Committee serves at the pleasure of our Board.

Compensation Committee Interlocks and Insider Participation
Members of the Compensation Committee during Fiscal 2024 included Messrs. Benjamin, Sambur, Sobel and Garber. Mr. Sambur resigned from our Board and the Compensation Committee on January 15, 2025. None of the members of the Compensation Committee in Fiscal 2024 were, at any time during Fiscal 2024 or at any other time, an officer or employee of the Company.

None of our executive officers served (i) as a director or as a member of the compensation or similar committee of any entity that has one or more executive officers who served on our Compensation Committee during Fiscal 2024, or (ii) as a member of the compensation or similar committee (or on the Board, in the absence of any such committee) of any entity that has one or more executive officers who served on our Board during Fiscal 2024.

Except as described in the section entitled “Certain Relationships and Related Person Transactions” below, none of the members of the Compensation Committee had or has any relationships with us that are required to be disclosed under Item 404 of Regulation S-K.

Identifying and Evaluating Candidates for the Board
In considering possible candidates to serve on the Board, the N&CG Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board and will consider the entirety of each candidate’s credentials. In addition, the N&CG Committee will evaluate each nominee according to the following criteria:
(i)Background. The Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment will include an individual’s independence, as well as consideration of age, skills and experience, and a policy of promoting diversity, in the context of the needs of the Company.
(ii)Simultaneous Service. No director should serve on more than three other public company boards. No member of the Audit Committee should serve on more than two other public company audit committees. No director who is the Chief Executive Officer or executive officer of another public company should serve on more than two other public company boards, aside from the board of his/her own company. Directors should advise the Chairman of the Board and the chair of the N&CG Committee in advance of accepting an invitation to serve on another public company board or audit committee.
(iii)Financial Literacy. Directors should know how to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company.
(iv)Character. Directors should be persons of good character and thus should possess all of the following personal characteristics:
◦Integrity: Directors should demonstrate high ethical standards and integrity in their personal and professional dealings;
◦Accountability: Directors should be willing to be accountable for their decisions as directors;
◦Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues;
◦Responsibility: Directors should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion;
◦High Performance Standards: Directors should have a history of achievements which reflects high standards for themselves and others;
◦Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers; and
◦Courage: Directors should possess the courage to express views openly, even in the face of opposition.

(v)Expectations. Each Director will be expected to:
◦dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties;
◦comply with the duties and responsibilities set forth herein and in the Bylaws of the Company;
◦comply with all duties of care, loyalty and confidentiality applicable to directors of publicly traded corporations organized in our jurisdiction of incorporation; and
◦adhere to the Company’s code of conduct, including, but not limited to, the policies on conflicts of interest expressed therein and any other Company policies that apply to Directors.

Stockholders may recommend director candidates for consideration by the N&CG Committee. To have a candidate considered by the N&CG Committee, a stockholder must submit the recommendation in writing and must include the following information:
•The name and address of the stockholder, as they appear on the Company’s books and records, and evidence of the stockholder’s ownership of Company stock, including the class or series and number of shares owned and the length of time of ownership;
•A description of all arrangements or understandings between the stockholder and each candidate pursuant to which the nomination is being made;
•The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board; and
•Such other information regarding each proposed candidate required under the bylaws of the Company and as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board.

Each such recommendation must be sent to Rackspace Technology, Inc., Attention: Corporate Secretary 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837 and must be received within the time indicated as set forth in the section “Requirements for Submission of Stockholder Proposals for the 2026 Annual Meeting.” The N&CG Committee will evaluate stockholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Code of Conduct and Corporate Governance Guidelines
Our Board has adopted a code of conduct that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code of conduct contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions, and our directors, on our website at https://www.rackspace.com. We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our managers and Board carry out their respective responsibilities. The Code of Conduct and our Corporate Governance Guidelines are available for viewing on our website at https://ir.rackspace.com. We will also provide the Corporate Governance Guidelines, free of charge, to stockholders who request them. Such requests should be directed to Rackspace Technology, Inc., Attn: Corporate Secretary, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837.

Executive Sessions of Non-Management Directors
The non-management directors of the Company meet in executive sessions without management on a regular basis.

Apollo Approval of Certain Matters and Rights to Nominate Certain Directors
As long as funds affiliated with or managed by Apollo beneficially own a majority of our outstanding Common Stock, Apollo will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and certain corporate transactions. See “Certain Relationships and Related Person Transactions.”

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk taking by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented, rather than individually focused, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Compensation Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Communications with the Board
Stockholders and other interested parties desiring to communicate directly with the Board, the Audit Committee, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing, addressed to the attention of the intended recipient(s), c/o Rackspace Technology, Inc., Attention: Corporate Secretary, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837. The Company also maintains an ethics hotline where any suspected violation of our code of business conduct and ethics can be reported confidentially. More information about the hotline can be found at https://ir.rackspace.com. Interested parties may communicate anonymously and/or confidentially if they desire. Communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee, unless the communication is otherwise addressed. We will forward other correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Director Attendance at the 2025 Annual Meeting
The Company encourages our directors to attend the 2025 Annual Meeting. Last year, all of our directors attended the 2024 Annual Meeting.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Eight members of our Board who served during Fiscal 2024 received compensation for their service as a director. All other members of our Board who served in Fiscal 2024 were either an employee of the Company (in the case of Mr. Maletira) or employees of affiliates of Apollo (in the case of Messrs. Sambur and Sobel) and did not receive any additional compensation for their service as directors. Mr. Mahidhar joined our Board in Fiscal 2025 and is not expected to receive compensation for his service as a director due to his employment with Apollo.

Director	Fees Earned or Paid in Cash	Stock Awards (1)(5)	Total
Susan Arthur	$109,121	$130,909	$240,030
Betsy Atkins	$100,000	$130,909	$230,909
Jeffrey Benjamin	$120,000	$130,909	$250,909
Mitchell Garber(2)	$86,250	$188,398	$274,648
Mark Gross(3)	$100,934	$200,872	$301,806
Anthony Roberts(4)	$100,000	$130,909	$230,909
Shashank Samant	$100,000	$130,909	$230,909
Anthony Scott	$120,000	$130,909	$250,909
(1)    Represents the aggregate grant date fair value of restricted stock units (“RSUs”) granted to our non-employee directors in Fiscal 2024, including Annual RSUs and Elective Equity, as applicable, as further described in the “Non-Employee Director Compensation Policy” section below. For each non-employee director, the amount in this column includes 51,948 Annual RSUs, which was determined by dividing $200,000 by $3.85. The values reported in this column represent the aggregate grant date fair value of each award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 12, “Share-Based Compensation and Employee Benefit Plans,” in the Notes to Consolidated Financial Statements included in the 2024 Annual Report, for the relevant assumptions used to determine the valuation of our stock awards.

(2)    The stock awards granted to Mr. Garber included 17,748 and 15,549 Elective Equity granted on January 2, 2024 and April 1, 2024, respectively.
(3)    Mr. Gross joined our Board on February 6, 2024 and his stock awards for 2024 include a pro-rated grant in accordance with the Director Compensation Policy.
(4)    Mr. Roberts resides in the United Kingdom and the cash amounts paid to him were converted from USD to GBP using the exchange rate on the date of payment.
(5)    The following table provides a summary of the unvested stock awards held by each non-employee director as of December 31, 2024.

Director	Award Type	# Shares or Units That Have Not Vested	Vest Date
Susan Arthur(a)	RSUs	51,948	June 20, 2025
Betsy Atkins	RSUs	51,948	June 20, 2025
Jeffrey Benjamin	RSUs	51,948	June 20, 2025
Mitchell Garber	RSUs	51,948	June 20, 2025
Mark Gross	RSUs	51,948	June 20, 2025
Anthony Roberts	RSUs	51,948	June 20, 2025
Shashank Samant	RSUs	51,948	June 20, 2025
Anthony Scott	RSUs	51,948	June 20, 2025
(a)    Ms. Arthur’s RSUs were forfeited on January 15, 2025 in connection with her resignation from the Board, pursuant to the terms and conditions of the applicable award agreement.

Non-Employee Director Compensation Policy
Our Non-Employee Director Compensation Policy (the “Director Compensation Policy”) became effective in connection with the consummation of our IPO. The Director Compensation Policy may be subject to review, amendment, or modification by our Board, in its discretion. The Director Compensation Policy in effect during Fiscal 2024 is summarized in the table below, which consists of a mix of cash and equity-based compensation.

Compensation Element	Amount
Annual Cash Retainer	$100,000
Annual Equity Retainer (“Annual RSUs”)(1)	$200,000
Non-Executive Chair Annual Equity Award	$100,000
Additional Annual Retainers(2)
Lead Director Fee (if our CEO is also Chairman of the Board)	$30,000
Audit Committee Member Fee	$20,000
Compensation Committee Member Fee	$15,000
N&CG Committee Member Fee	$15,000
(1)    For Fiscal 2024 only, the number of shares subject to the Annual RSUs was discounted and determined by dividing the amount included in this table by $3.85. A non-employee director who joins our Board after the date of the annual meeting for the relevant year will be eligible for a prorated annual equity retainer following the director’s initial appointment to our Board, as provided under the Director Compensation Policy.
(2)    During Fiscal 2024, a non-employee director could only receive one Additional Annual Retainer, regardless of the director’s service on multiple committees or in multiple roles. The Additional Annual Retainer received was the highest Additional Annual Retainer for which the director was eligible.

The Compensation Policy permits non-employee directors to elect to accept the cash portion of the annual director compensation in the form of equity, which is paid quarterly in arrears and is immediately vested upon grant (the “Elective Equity”). The number of shares subject to the Elective Equity is determined by dividing the cash amount the non-employee would have been entitled to by the volume weighted average closing price of our Common Stock for the thirty trading days immediately preceding and including the grant date. Mr. Garber elected to receive equity in lieu of his cash compensation during the first two quarters of Fiscal 2024, after which he began receiving cash compensation.

Fiscal 2025 Director Compensation
In consultation with the Company’s independent compensation consultant, the Board approved the following changes to the Director Compensation Policy, effective January 1, 2025:

Compensation Element	Amount
Annual Cash Retainer	$100,000
Annual Equity Retainer (“Annual RSUs”)(1)	$200,000
Additional Annual Retainers(2)
Non-Executive Chair Annual Equity Retainer (if CEO is not Chairman of the Board)	$50,000
Non-Executive Chair Annual Cash Retainer (if CEO is not Chairman of the Board)	$70,000
Lead Director Annual Fee (if our CEO is also Chairman of the Board)	$30,000
Audit Committee Chair Annual Fee	$30,000
Compensation Committee Chair Annual Fee	$20,000
N&CG Committee Chair Annual Fee	$15,000
Executive Committee Chair Annual Fee	$20,000
Audit Committee Member Annual Fee	$20,000
Compensation Committee Member Annual Fee	$15,000
N&CG Committee Member Annual Fee	$15,000
Executive Committee Member Annual Fee	$10,000
(1)    The number of shares subject to the Annual RSUs is determined by dividing the amount included in this table by the volume weighted average closing price of our Common Stock for the thirty trading days immediately preceding and including the grant date. A non-employee director who joins our Board after the date of the annual meeting for the relevant year will be eligible for a prorated annual equity retainer following the director’s initial appointment to our Board, as provided under the Director Compensation Policy.
(2)    The prior restriction on receipt of only one Additional Annual Retainer, regardless of the director’s service on multiple committees or in multiple roles, was removed.

Director Stock Ownership Guidelines
The Director Compensation Policy and our stock ownership guidelines require that within a period of four years from the date of a non-employee director’s initial appointment or election as a member of our Board, such non-employee director is required to attain ownership of an amount of our Common Stock with a value equal to at least $350,000 and must maintain such ownership until retirement from our Board. Directors that were employees of any of our stockholders prior to our IPO are not considered non-employee directors and are not subject to the stock ownership guidelines.

Director Compensation Limit
Under the Director Compensation Policy and 2020 Incentive Plan, the sum of the grant date value of all equity awards granted and all cash compensation paid by us to each non-employee director as compensation for services as a non-employee director may not exceed $750,000 in any calendar year, provided that such limitation does not apply to any compensation payable in the year of a non-employee director’s initial appointment or election to our Board. Directors that were employees of any of our stockholders prior to our IPO are not considered non-employee directors.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
Our Board is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Under the Company’s certificate of incorporation and bylaws, the Board can change the number of directors comprising the entire Board so long as the number is not more than 15. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The Board currently consists of ten director positions.

All four of the nominees for Class II directors are members of the current Board. Each of the nominees has indicated his or her willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2025 Annual Meeting, the Board, at its discretion, may either reduce its size, or designate or not designate a substitute nominee in accordance with the Company’s certificate of incorporation and bylaws. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary.

Required Vote
Class II directors will be elected by a plurality of the votes cast at the 2025 Annual Meeting (meaning that the four director nominees who receive the highest number of shares voted “FOR” their election are elected as Class II Directors). Shares voted “WITHHOLD” will not prevent a director nominee from being elected as a director. Brokers do not have discretion to vote any uninstructed shares over the election of directors and therefore broker non-votes will not affect the outcome of voting on this proposal.

Certain Stockholder Rights to Nominate Directors
As provided in our Investor Rights Agreements, Apollo has the right, but not the obligation, at any time until Apollo, including the Apollo Funds, no longer beneficially own at least 5% of our issued and outstanding Common Stock, to nominate a number of directors comprising a percentage of our Board in accordance with their beneficial ownership of our outstanding Common Stock (rounded up to the nearest whole number). We refer to the directors nominated by Apollo based on such percentage ownership as the “Apollo Board Nominees.” Messrs. Benjamin, Garber, Mahidhar and Sobel are the Apollo Board Nominees. Apollo has not exercised its right to appoint additional directors.

Under the ABRY Investor Rights Agreement, ABRY Partners VIII, L.P., an affiliate of ABRY (“ABRY VIII”) has the right, but not the obligation, to nominate one person to serve as a director as long as ABRY and its affiliates’ ownership of our Common Stock exceeds a specified threshold. ABRY’s prior ABRY Board Nominee resigned from the Board in October 2021 and ABRY has not exercised its right to nominate a replacement. See “Certain Relationships and Related Person Transactions – Investor Rights Agreements” for additional information and defined terms.

The Board recommends that the stockholders vote FOR the election of each of Ms. Atkins and Messrs. Garber, Roberts and Scott as a Class II director, each to serve a three-year term expiring at the 2028 Annual Meeting until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

AUDIT AND NON-AUDIT FEES
Fees paid or accrued for professional services provided by PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for Fiscal 2023 and Fiscal 2024, in each of the categories listed are as follows for the periods presented. All such fees were in accordance with our approval policies described below.

Fee Category	Fiscal Years Ended December 31,
	2023	2024
Audit Fees	$6,729,000	$6,776,000
Audit-Related Fees	—	795,000
Tax Fees	52,600	52,500
All Other Fees	1,000	2,000
Total	6,782,600	$7,625,500
Audit Fees— consist primarily of professional services rendered in connection with the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, reviews of our interim consolidated financial statements, accounting consultations related to the evaluation of new accounting standards and non-routine transactions, the issuance of consents and comfort letters for other periodic reports or documents filed with the SEC, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally.

Audit-Related Fees— represent amounts for services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” These services include due diligence related to potential and actual transactions, including acquisitions and divestitures.

Tax Fees— represent amounts for tax compliance, tax advice, and tax planning services.

All Other Fees— consist of service fees outside of the categories noted above.

Pre-Approval Policies and Procedures
The Audit Committee Charter provides that the Audit Committee has the sole authority to review in advance and pre-approve all audit or non-audit services that may be provided by the independent auditors as permitted by Section 10A of the Exchange Act and to approve all related fees and other terms of the engagement. The Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

REPORT OF THE AUDIT COMMITTEE
The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain, oversee the work of, and evaluate the independent registering public accounting firm. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the work of the independent registered public accounting firm. In fulfilling its oversight role for Fiscal 2024, the Audit Committee:

•reviewed and discussed the Company’s audited financial statements for Fiscal 2024 with management;
•discussed with PwC, the Company’s independent registered public accounting firm for Fiscal 2024, the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•received from PwC the written disclosures and the letter required by the PCAOB regarding PwC’s independence;
•evaluated PwC’s service quality; and
•discussed with PwC its independence and reviewed other matters required to be considered under SEC rules regarding PwC’s independence.

Based on the foregoing, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the 2024 Annual Report for filing with the SEC.

Members of the Audit Committee:
Jeffrey Benjamin (Chair)
Mark Gross*
Anthony Scott

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 21, 2025, the Audit Committee, in accordance with its charter and the authority delegated to it by the Board, approved the appointment of KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2025 and our Board recommends that stockholders ratify this appointment.

If our stockholders do not ratify the selection of KPMG, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The Audit Committee reviews the performance of the independent registered public accounting firm annually.

We expect that one or more representatives of KPMG will attend the 2025 Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representative(s) will also be available to respond to appropriate questions from stockholders.

PwC was the Company’s (or its predecessor’s) independent registered public accounting firm from 2017 through March 21, 2025. PwC's reports on the consolidated financial statements of the Company and its subsidiaries as of and for Fiscal 2023 and Fiscal 2024 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During Fiscal 2023, Fiscal 2024 and the subsequent interim period through March 21, 2025, (i) there were no "disagreements" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC would have caused PwC to make reference to the subject matter of the disagreement(s) in connection with its reports for such fiscal years and interim period, and (ii) there were no "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K).

During Fiscal 2023, Fiscal 2024 and the subsequent interim period through March 21, 2025, neither the Company, nor anyone acting on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statement and neither a written report nor oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with filing a Current Report on Form 8-K with the SEC regarding the change in our independent registered public accounting firm, the Company provided PwC with a copy of the disclosures in such Current Report and requested that PwC furnish the Company with a letter addressed to the SEC stating whether or not PwC agreed with the disclosures therein. A copy of PwC’s letter, dated March 27, 2025, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2025.

The Board unanimously recommends that the stockholders vote FOR the ratification of the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2025.

EXECUTIVE OFFICERS
During Fiscal 2024, the Company was a “smaller reporting company” as defined by the SEC, and therefore is not required to provide all of the disclosures required for a “Compensation Discussion and Analysis” and certain other disclosures as set forth in the rules promulgated by the SEC; however, the Company has not elected to rely on such exemptions.

The names of the current executive officers of the Company (and their respective ages as of the date of this Proxy Statement) are set forth below:

Name	Age	Position
Amar Maletira(1)	55	Chief Executive Officer, Director
Mark Marino(2)	48	Executive Vice President and Chief Financial Officer
Srinivas (“Srini”) Koushik	61	Executive Vice President and President, Technology, Sustainability and Artificial Intelligence
Dharmendra (“DK”) Sinha	62	Executive Vice President and President, Public Cloud Business Unit
Kellie Teal-Guess	58	Executive Vice President and Chief Human Resources Officer
(1)In addition, Mr. Maletira assumed the role of Interim Leader for the Private Cloud Business Unit effective January 15, 2025.
(2)Mr. Marino was promoted to Executive Vice President and Chief Financial Officer effective January 12, 2024.

Amar Maletira. For the biography of Amar Maletira, please see “Board of Directors—Director Biographies” above.

Mark Marino was promoted to Executive Vice President and Chief Financial Officer in January 2024. He joined the Company as Vice President, Americas Chief Financial Officer in 2020 and was promoted to Chief Accounting Officer in late 2021. Prior to joining the Company, Mr. Marino served as Vice President of Finance for Acelity, a leading global medical technology company acquired by 3M, from 2015 to 2020. Prior to Acelity, Mr. Marino was Vice President, Finance at iHeartMedia and head of Corporate FP&A at SunEdison. He began his career at General Electric as a graduate of its financial management program and subsequently spent nearly 10 years there in a variety of key financial leadership roles across manufacturing, supply chain, business development, financial planning and analysis and as Segment CFO for GE Aviation. Mr. Marino holds a BA from DePauw University and an MBA from Baylor University.

DK Sinha has served as our Executive Vice President and President, Public Cloud Business Unit since July 2022. Prior to joining Rackspace, Mr. Sinha was an impactful leader with a 24-year tenure at Cognizant Technology Solutions, serving as President of North America from 2019 to 2021; Executive Vice President, and President, Global Client Services from 2013 to 2019. Mr. Sinha received his MBA degree from Birla Institute of Technology, Mesra, and a bachelor’s degree in Science from Patna Science College in Patna, India.

Srini Koushik has served as our Executive Vice President, Chief Technology Officer since December 2021. Prior to joining the Company, Mr. Koushik was Vice President and Senior Partner at IBM Consulting from 2020 to 2021; Chief Information Officer at Magellan Health from 2016 to 2020; and Chief Executive Officer at NTT Innovation Institute from 2013 to 2015. Mr. Koushik received his MBA in International Business from The Ohio State University. He also has an MS in Computer Applications from University of Mumbai and BS in Physics from the University of Madras.

Kellie Teal-Guess has served as our Executive Vice President and Chief Human Resources Officer since May 2023. She previously served as the Chief Human Resources Officer at Cynosure, a medical device company, from 2021 to 2023, as Executive Vice President and Chief People Officer at CyrusOne from 2016 to 2020. She also spent four years at ProQuest LLC in addition to serving in various human resources leadership roles at Dell Corporation over nine years. Ms. Teal-Guess received an MPA and BA from the University of Texas at Arlington and an MBA from the University of Texas at San Antonio.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the Company’s material executive compensation policies and practices, as well as the decisions made by the Compensation Committee and the factors that were considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers during Fiscal 2024 (the “NEOs”), which were:

Name	Title
Amar Maletira(1)	Chief Executive Officer (“CEO”)
Mark Marino(2)	Executive Vice President, Chief Financial Officer (“CFO”)
Naushaza (“Bobby”) Molu(3)	Former Executive Vice President, Chief Financial Officer
D K Sinha	Executive Vice President and President, Public Cloud
Brian Lillie(4)	Former Executive Vice President and President, Private Cloud
Srini Koushik	Executive Vice President and President, Technology, Sustainability and Artificial Intelligence
(1) Effective January 15, 2025, Mr. Maletira assumed the role of Interim Leader for the Private Cloud Business Unit.
(2) Mr. Marino was promoted to Executive Vice President, Chief Financial Officer effective January 12, 2024.
(3) Mr. Molu’s service as Executive Vice President, Chief Financial Officer terminated effective January 12, 2024 and his employment with us ended on February 23, 2024.
(4) Mr. Lillie’s service as Executive Vice President and President, Private Cloud terminated effective January 15, 2025 and his employment with us ended on April 5, 2025.

Executive Compensation Program
Compensation Philosophy and Objectives
The Company’s executive compensation program is guided by the following principles, which make up our executive compensation philosophy:
•Pay for Performance. Compensation opportunities are designed to align executives’ pay with the Company’s performance and are focused on producing sustainable long-term growth.
•Attract, Promote, and Retain a Talented Management Team. We compete for talent with other companies in our industry, including companies of similar size and substantially larger companies. In order to attract and retain executives with the experience necessary to achieve our business goals, compensation must be competitive and appropriately balanced between fixed and at-risk compensation.
•Align with Interests of Stockholders. We believe that management should have a significant financial stake in the Company to align their interests with those of our stockholders and to encourage the creation of long-term value. We provide equity compensation to provide for direct ownership in the business, to align the interests of executives with our stockholders, and to promote a focus on long-term business success.

Our executive compensation program has three key elements, which are designed to reflect to our guiding principles: base salary, annual cash incentive compensation, and long-term incentive compensation. We also ensure that these key elements are balanced and provide each executive with a competitive opportunity and seek to ensure retention and reward ongoing service as well as the Company’s achievements.

We believe that the design of our executive compensation program and our compensation practices support our compensation philosophy. Our Compensation Committee will periodically evaluate our compensation program to determine whether it should be adjusted to achieve the principles of the program.

In addition, the Company provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation paid to our NEOs (a “Say-on-Pay Vote”). The Compensation Committee also considers the results of Say-on-Pay Votes in its decision-making process. At the 2024 Annual Meeting, 84.5% of the shares present and entitled to a Say-on-Pay Vote were cast in favor of the proposal. Accordingly, the Compensation Committee believes these results affirmed stockholder support of our approach to executive compensation and did not make any changes to the Fiscal 2024 executive compensation program directly in response to last year’s Say-on-Pay Vote.

Process for Determining Executive Officer Compensation
Role of Compensation Committee
Our Compensation Committee is responsible for the compensation of our executive officers and for our short and long-term incentive compensation programs. The responsibilities of the Compensation Committee include, among other things:

(i)reviewing and making recommendations to our Board with respect to the Company’s compensation strategy to ensure it is appropriate to attract, retain and motivate our executives and other employees;
(ii)reviewing and making recommendations to our Board with respect to the executive compensation philosophy, policies and programs that in the Compensation Committee’s judgment support the Company’s overall business strategy; and
(iii)on an annual basis, reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other executive officers, evaluating the performance of the CEO and the other executive officers in light of those goals and objectives, and determining and approving CEO and executive officer compensation based on this evaluation.

In evaluating, determining, and approving executive compensation, the Compensation Committee may consider, among such other factors as it may deem relevant, the Company’s performance, stockholder returns, the value of similar incentive awards to executive officers at comparable companies, the value of similar awards given to other executive officers of the Company, the advice of independent compensation consultants or other advisors, the results of the most recent Say-on-Pay Vote and historical compensation.

Neither the CEO nor any executive officer may be present during voting or deliberations relating to his or her compensation. The Compensation Committee is also responsible for reviewing and making recommendations to our Board with respect to the Company’s incentive and equity-based compensation plans, administering those plans, setting performance targets, and granting awards to executives. In addition, the Compensation Committee reviews and discusses, at least annually, the material risks associated with executive compensation structure, policies and programs to determine whether such structure, policies and programs encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate any such risk.

Role of CEO in the Compensation Process
In making determinations with respect to executive compensation for executive officers, the Compensation Committee considers input from our CEO. Our CEO provides insight on specific decisions and recommendations related to the compensation of executive officers other than himself. The Compensation Committee believes that the input of our CEO with respect to the assessment of individual performance, succession planning and retention is a key component of the process.

Role of Independent Compensation Consultant
The Compensation Committee has the authority to retain, compensate, and terminate an independent compensation consultant and any other advisors necessary to assist in its responsibilities.

For Fiscal 2024, the Compensation Committee continued to retain Korn Ferry (“Korn Ferry”), a compensation consulting firm, as its independent external advisor to assist in its evaluation of executive compensation, and to provide insight and market perspective on our current compensation programs. Korn Ferry advised and made recommendations to the Compensation Committee with regard to peer companies for use in executive compensation market analysis and the compensation of our executive officers. Korn Ferry also provided our Compensation Committee with an annual review of our director compensation.

In selecting Korn Ferry, the Compensation Committee reviewed Korn Ferry’s independence, including the factors prescribed by the SEC, and concluded that there were no conflicts of interest that would preclude them from serving as an independent advisor to the Compensation Committee. Korn Ferry did not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on executive and director compensation.

Role of External Market Data
The Compensation Committee considers a number of factors in determining executive compensation. These factors include, but are not limited to, position-specific market and benchmarking data, the executive’s experience and performance, and internal pay equity. While the Compensation Committee strives to generally target executive compensation at the market median (including both selected peer companies and the broader competitive market) in the aggregate, it also applies discretion based upon its review of the factors noted above to make individual compensation decisions for the Company’s executive officers. In addition, the Compensation

Committee may target above-median market compensation for specific individuals for a variety of reasons, including, but not limited to:
•specific organizational considerations, for example, because the role is considered critical to delivering on our overall business strategy;
•the need for specific expertise in building new or improving upon existing business functions, particularly in the process of hiring candidates from external sources; and
•the retention of key executives we believe are critical to our success.

Similarly, the Compensation Committee may target below-median compensation if individuals are new in their roles or are performing a role that is narrower than what is typical in the market.

Peer Group
The Compensation Committee, with the assistance of Korn Ferry, has developed a peer group for use in making compensation decisions. While the Compensation Committee considers the executive compensation data at peer group companies in making compensation decisions, it is not the sole factor in the decision-making process. The table below highlights how the companies included in the peer group were chosen, and how the compensation information related to these companies is used.

How Peer Group Companies are Selected
•Similar or related industry sector
•Generally includes companies that have achieved between one-third and 3x the Company’s revenue

How Peer Group Data is Utilized
•As an input in determining base salaries, annual incentive targets and long-term incentive awards
•As an input in the design of compensation plans
•To validate whether our executive compensation program is aligned with Company performance
•To benchmark the form and mix of equity awards granted to our executive officers

The Compensation Committee will review the peer group periodically to determine whether any significant changes to business conditions affecting us or any of our peers would warrant any changes. In August 2024, the Compensation Committee requested Korn Ferry to complete a comprehensive review of the peer group. Following that analysis, Splunk Inc. and Super Microcomputer, Inc. were removed and Okta, Inc. and GoDaddy Inc. were added. The resulting peer group was comprised as follows:

Akamai Technologies, Inc.	NetApp, Inc.	TTEC Holdings, Inc.
Conduent Incorporated	Okta, Inc.	Twilio Inc.
CSG Systems International, Inc.	PTC Inc.	Unisys Corporation
EPAM Systems, Inc.	Pure Storage, Inc.	Verisign, Inc.
GoDaddy Inc.	Teradata Corporation

Elements of Executive Compensation
Overview
The Company’s total direct compensation program consists of three main elements: base salary, annual cash incentives, and long-term incentives, including both cash- and equity- settled awards. A significant portion of our NEOs’ total direct compensation is performance-based and at risk. The Company also provides various benefit and retirement programs. The table below provides an overview of the elements of the Company’s executive compensation program, a brief description of each compensation element and the reason for inclusion in the executive compensation program.

Compensation Element	Brief Description and Objectives
Base Salary
•Fixed compensation primarily used to attract and retain top talent with the experience, skills and abilities critical to our long-term success
•To reward sustained success in meeting or exceeding key corporate business objectives through merit increases

Annual Cash Incentive Program
•Variable, annual cash compensation which takes into account Company and individual performance
•To drive Company and individual performance against key strategic goals that are aligned with the interests of our stockholders

Long-Term Equity Incentives (Time-Based and Performance-Based)
•Variable, equity-based compensation used to promote achievement of longer-term performance objectives
•To create multi-year performance and retention incentives, and to align executive interests with those of our stockholders
•Typically utilizes multi-year vesting periods

Long-Term Cash Incentives	•Variable, cash-based compensation to promote achievement of longer-term performance objectives
Employee Benefits and Limited Perquisites	•Includes medical, dental, and disability plans, as well as relocation programs and limited perquisites •To promote health, wellness and well-being of our executives
Retirement Programs	•Includes both retirement savings plan and deferred compensation plan, as applicable. •To provide for basic retirement for our executives
Our executive compensation program also provides for cash severance payments and benefits tied to provisions within most executive employment agreements and accelerated vesting of equity awards in the event of certain terminations of employment, including, in certain cases, following a change in control. See “Potential Payments Upon Termination or Change in Control” below.

Base Salaries
Each NEO is party to an employment agreement that provides for an initial annual base salary. The Compensation Committee reviews base salary levels on an annual basis. Base salary levels are determined by taking into consideration all elements of compensation as a whole, and are based on job performance and responsibilities, experience, value to the Company, relative internal pay positioning, competitive market base salaries for similar positions, and other factors. The following table sets forth the base salaries for our NEOs for Fiscal 2024:

NEO	Base Salary(1) as of		Percent Change
	January 1, 2024	December 31, 2024
Amar Maletira	$900,000	$900,000	—%
Mark Marino(2)	$530,000	$530,000	—%
Bobby Molu(3)	$770,955	$—	—%
DK Sinha	$650,000	$650,000	—%
Brian Lillie(4)	$650,000	$650,000	—%
Srini Koushik	$525,000	$561,750	7%
(1)Base salary as of (i) January 1, 2024, or the NEO’s first day of service as an NEO, as applicable, and (ii) December 31, 2024 or the date the NEO’s employment with us terminated, as applicable.
(2)Mr. Marino’s first day of service as an NEO was January 12, 2024.
(3)As of January 1, 2024, Mr. Molu’s base salary was GBP 604,666, which was converted to USD at the rate of 1.27501, or USD $770,955, as of January 12, 2024 for purposes of this table. Mr. Molu’s employment with us terminated on February 23, 2024.
(4)Mr. Lillie’s service as an Executive Officer terminated effective January 17, 2025.

Annual Cash Incentive Program and Discretionary Bonuses
The second component of executive officer compensation is the annual cash incentive program (“ACIP”), which for Fiscal 2024 (the “2024 ACIP”) was designed to pay a significant portion of our NEO’s annual cash compensation based on individual and Company performance. The 2024 ACIP provides for an annual cash bonus at target as a percentage of base salary (the “ACIP Target”), with the final payout depending on actual Company performance compared to predetermined performance goals. The ACIP Target was initially specified in each NEO’s employment agreement and may be adjusted by the Compensation Committee to reflect such factors as job performance and responsibilities, experience, value to the Company, relative internal pay positioning, and competitive market factors. The Compensation Committee may also apply discretion when determining the final payouts.

For the 2024 ACIP, our Compensation Committee selected the following predetermined performance goals: (i) ACIP Revenue (30%), (ii) Non-GAAP operating profit (50%), and (iii) Cash Flow from Operations (20%). In early 2025, the Compensation Committee compared the Company’s actual performance against the predetermined performance goals and certified 2024 ACIP performance of 48.5%.

In addition, to provide for a fair and balanced outcome, recognize the incremental effort associated with certain extraordinary corporate events such as the March 2024 debt refinancing transactions, as well as to maintain stability during a critical time, the Committee exercised its discretion by increasing the total payouts for the NEOs under the 2024 ACIP as provided in the table set forth below:

NEO	Actual Fiscal 2024 Salary Paid(1)	2024 ACIP Target (%)	2024 ACIP Target ($)(1)	Resulting ACIP Award	Discretionary Award	Actual ACIP Paid in Respect of Fiscal 2024
Amar Maletira	$900,000	150%	$1,350,000	$654,750	$695,250	$1,350,000
Mark Marino(2)	$523,769	84%(2)	$441,168	$213,966	$337,494	$551,460
Bobby Molu(3)	$—	—%	$—	$—	$—	$—
DK Sinha	$650,000	100%	$650,000	$315,250	$334,750	$650,000
Brian Lillie	$650,000	100%	$650,000	$315,250	$334,750	$650,000
Srini Koushik(4)	$552,563	83%(4)	$456,668	$221,484	$235,184	$456,668
(1)     The ACIP Target is calculated as a percentage of actual salary received during the fiscal year (not annualized or current base salary); therefore the salary amounts shown in this column for NEOs that (i) started employment during Fiscal 2024 are pro-rated based on their start date and/or (ii) received a base salary increase during Fiscal 2024 differ from their base salary as of December 31, 2024.
(2)     Mr. Marino’s ACIP target increased from 40% to 85% in connection with his promotion to CFO on January 12, 2024. His resulting prorated ACIP target was approximately 84%.
(3)     Mr. Molu did not receive a bonus for Fiscal 2024.
(4)     Mr. Koushik’s ACIP target increased from 75% to 85% on April 1, 2024. His resulting pro-rated ACIP target was approximately 83%.

Non-GAAP Measures
For purposes of the annual target bonus opportunity, (i) ACIP Revenue is defined as revenue, inclusive of certain adjustments; (ii) Non-GAAP Operating Profit is defined as net income (loss) before interest and income taxes, further adjusted to exclude the impact of non-cash share-based compensation, transaction-related items restructuring and transformation charges, amortization of acquired intangibles, impairment charges and certain other non-operating, non-recurring or non-core gains and losses, and the impact of changes in foreign exchange rates; and (iii) Cash Flow From Operations is defined as the Company’s net income (loss) adjusted to reflect non-cash items such as depreciation, amortization, and share-based compensation and changes in working capital.

One-Time Signing Cash Bonuses
Mr. Marino received a $200,000 signing bonus in connection with his promotion to CFO pursuant to his employment contract. This bonus is contingent upon his continued employment and is subject to pro-rata repayment upon certain types of termination of employment prior to the expiration of the second anniversary of his employment contract.

Long-Term Incentive Program
The Company’s long-term incentive program (“LTIP”) is designed to provide a significant portion of our executives’ compensation opportunity in equity-based instruments and/or other vehicles with long-term performance metrics. Long-term incentives may include time-based awards and/or performance-based awards, and may be denominated in shares of our Common Stock or cash and typically vest over three years. The grants of LTIP awards are designed to assist in recruiting talented executives, aligning the interests of our executives with the long-term interests of our stockholders, promoting value-creation for our executives and our stockholders and, in the case of performance-based awards, driving the achievement of certain long-term business goals in order to promote long-term value.

Under the 2020 Incentive Plan, we are permitted to grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock or cash-based awards. The 2020 Incentive Plan is designed to align the interests of our management team with our stockholders.

Annual Long-Term Incentive Awards
Each year, the Compensation Committee grants long-term incentive awards to our NEOs after considering competitive market data, individual performance, the NEO’s total target compensation and other factors. In determining the value of long-term incentive awards granted to our NEOs, the Compensation Committee further takes into account various factors it deems important, including each NEO’s level of responsibility within the Company and potential to improve the long-term, overall value of the business.

For Fiscal 2024, the Compensation Committee determined that the value of our annual long-term incentive awards to NEOs would be delivered in the form of (i) time-based RSUs, which vest in quarterly installments over three years subject to continued service, and (ii) performance-based long-term cash (“PCASH”), which vest over three years subject to our stock price performance over a one-, two-, and three-year performance period and subject to continued service (collectively, the “2024 LTIP”). The decision to grant a combination of time-based and cash-based long-term incentive awards in Fiscal 2024 took into account considerations including the importance of providing long-term incentives aligned with stockholder interests (including through a performance metric indexed to our stock price performance), potential dilution from equity awards, the performance of equity awards made in prior years, providing continuing equity alignment, retention and potential cash outlays. The 2024 LTIP awards vest over approximately three years subject to continued employment, providing a key retention tool in our executive compensation program and encouraging stability. Further, our NEOs are subject to the stock ownership guidelines as described below under “Executive Stock Ownership Guidelines.” For additional details on the 2024 LTIP awards made to our NEOs, please see the “Grants of Plan-Based Awards” table below.

Mr. Marino was not eligible to participate in the 2024 LTIP as a result of the long-term incentive awards he received in connection with his promotion to CFO as further described below under “One-Time Retention, Promotion and Sign-On Awards.” He is expected to be eligible to participate in annual long-term incentive cycles beginning in 2025.

One-Time Retention, Promotion and Sign-On Awards
In connection with his promotion to CFO, Mr. Marino received one-time awards of (i) RSUs with a grant date value of $3,000,000 vesting over three years and (ii) performance-based restricted stock units (“PSUs”) with a grant date value of $1,000,000, which vest over three years subject to our relative TSR performance against a specified group of peer companies over a one-, two- and three-year performance period and subject to continued employment. For additional details on this award, please see the “Grants of Plan-Based Awards” table below.

Executive Stock Ownership Guidelines
Our officers are subject to stock ownership requirements. Under the stock ownership guidelines, a “Designated Officer” is expected to acquire and continue to hold during the term of his or her employment with the Company and its affiliates, ownership of the Company’s Common Stock having a value equal to the multiple of his or her annual base salary indicated in the table below, based upon title. Designated Officers will have five (5) years to satisfy these guidelines after the effective date of the stock ownership guidelines or the date of being designated as a Designated Officer, whichever is later. Holdings that count toward meeting the stock ownership guidelines include Common Stock owned outright or beneficially, directly or indirectly, by the Designated Officer (or their immediate family members), time-based RSUs granted to the Designated Officer and Common Stock purchased pursuant to the Company’s ESPP.

Designated Officer	Salary Multiple
Chief Executive Officer	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

Equity Award Grant Practices
Equity awards are generally discretionary and are typically granted to our NEOs and certain other employees on an annual basis. In certain circumstances, including certain new hires, promotions, retention, or other similar activities, the Compensation Committee (or the Chief Human Resources Officer under a delegation of authority) may approve grants to be effective at other times. The Company does not currently grant stock options to its employees. Eligible employees, including our NEOs, may voluntarily enroll in the ESPP and receive an option to purchase shares at a discount using payroll deductions accumulated during the prior six-month period. Purchase dates under the ESPP are generally in May and November. The Compensation Committee (and the Chief Human Resources Officer, as applicable) did not take material nonpublic information into account when determining the timing and terms of equity awards in Fiscal 2024, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Severance Benefits
Our severance arrangements are designed to promote loyalty and to provide executives with security and reasonable compensation upon certain terminations of employment. We are obligated to pay severance or other benefits to our NEOs upon certain terminations of employment pursuant to employment agreements or our Executive Change in Control Severance Plan. We may also provide severance benefits to executives who voluntarily terminate their employment relationship with us to incentivize them to assist with transition related matters. Further details regarding the severance benefits provided to our NEOs can be found below under “Potential Payments upon Termination or Change in Control.”

Employment Agreements
Each of our NEOs is party to an employment agreement, which specifies the terms of the executive’s employment including certain compensation levels, and is intended to help retain the executive and to provide stability in our senior management team.

Retirement Plan
Each US-based NEO has the ability to participate in our 401(k) plan which is a qualified defined contribution plan available to our US-based employees generally. New employees are automatically enrolled in our 401(k) plan at 6% of the employee’s compensation and we provide matching contributions of 50% up to the first 6% of the employee’s compensation.

Non-Qualified Deferred Compensation Plan
We maintain a non-qualified deferred compensation plan (the “NQDC Plan”) under which our executive officers and certain management can participate. We do not provide a company matching contribution to the NQDC Plan. Mr. Maletira participated in the NQDC Plan in Fiscal 2024. Further details regarding the NQDC Plan can be found below under “Non-Qualified Deferred Compensation Plan.”

Employee Stock Purchase Plan
We offer an employee stock purchase plan (“ESPP”) allowing employees to purchase our Common Stock through payroll deductions. Employees, including our NEOs, have the opportunity to contribute up to 15% of their pay to purchase Common Stock at 85% of the fair market value on the lower of the first or last day of each six-month offering period.

Limited Perquisites and Health and Welfare Benefits
The Company provides the NEOs a limited number of perquisites that the Compensation Committee believes are reasonable and consistent with the objective of attracting and retaining highly qualified executives and consistent with market practices in our industry. The perquisites which are currently available to our NEOs include Company paid group term life insurance and Company matching to 401(k) and health savings accounts, all of which are generally available to our U.S.-based full-time employees. In addition, our NEOs participate in health and welfare benefit plans generally available to all full-time employees in the jurisdictions in which they reside. Our health and welfare benefit plans include medical, dental and vision insurance, supplemental life insurance, accidental death and dismemberment insurance, and short-term and long-term disability insurance. In addition, Mr. Sinha receives a work from home allowance. We provide these benefits in order to provide our workforce with a reasonable level of financial support in the event of illness or injury, to enhance productivity and job satisfaction, and to remain competitive. Please see “Summary Compensation Table” for more information regarding certain perquisites.

Clawback Policy
We have adopted an Executive Officer Incentive Compensation Clawback Policy (the “Clawback Policy”), which mandates that the Company recover erroneously awarded incentive compensation from our current and former executive officers (including the NEOs) in the event the Company is required to prepare a qualifying accounting restatement, as further described in the Clawback Policy. A copy of the Clawback Policy was filed as Exhibit 97 to the 2024 Annual Report and was designed to comply with Section 10D of the Exchange Act and Nasdaq listing requirements.

Insider Trading Policy
We have adopted a Securities Trading Policy governing the buying and selling of our Common Stock that applies to all executive officers, directors and employees and other covered persons. We believe our Securities Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to us. A copy of our Securities Trading Policy was filed as Exhibit 19.1 to the 2024 Annual Report. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

Prohibition on Hedging, Pledging and Short Sales
In addition, our Securities Trading Policy provides that directors, officers and employees are prohibited from engaging in (i) short sales; (ii) buying or selling puts, calls, options or other derivatives in respect of securities of the Company, (iii) holding Company securities in a margin account or pledged as collateral for a loan. Directors, officers, employees and their respective Related Parties are also prohibited, directly or indirectly, from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities.

Tax and Accounting Considerations
Section 162(m) of the Code
For income tax purposes, public companies may not deduct any portion of compensation that is in excess of $1.0 million paid in a taxable year to certain “covered employees,” which would generally include our NEOs, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Once an individual becomes a “covered employee” under Section 162(m) of the Code, all current and future compensation to these individuals will remain subject to the limitation under Section 162(m) of the Code. These tax effects are only one factor considered by our Compensation Committee when entering into compensation arrangements. Our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our overall objectives. We intend to continue to compensate our NEOs in a manner consistent with the best interests of our stockholders and reserve the right to award compensation that may not be deductible under Section 162(m) of the Code where we believe it is appropriate to do so.

Section 280G of the Code
Section 280G of the Code disallows a tax deduction with respect to certain payments to executives of companies that undergo a change in control, and Section 4999 of the Code imposes a 20% excise tax on the individual receiving “excess parachute payments.” Generally, parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans, including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. Generally, our executive employment agreements provide that, to the extent the executive would be subject to Section 280G or 4999 of the Code, the executive’s parachute payments would be reduced to the extent that no portion of the payment shall be subject to the excise tax, but only if the executive’s net after-tax benefit would exceed what the net after-tax benefit would have been if such reduction were not made and the executive paid the applicable excise tax.

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation we paid to each NEO for Fiscal 2024 and, to the extent required by SEC disclosure rules, Fiscal 2023 and Fiscal 2022.

Executive	Year	Salary	Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and nonqualified deferred compensation earnings(6)	All Other Compensation (7)	Total
Amar Maletira Chief Executive Officer	2024	$900,000	$695,250	$6,148,275	654,750	8,326	$12,583	$8,419,184
	2023	$832,192	$2,761,798	$9,799,570	—	—	$9,900	$13,403,460
	2022	$795,173	$821,910	$23,681,398	—	—	$6,101	$25,304,582
Mark Marino(1) Executive Vice President and Chief Financial Officer	2024	$523,769	$537,494	$4,337,021	213,966	—	$8,885	$5,621,135
Bobby Molu(2) Former Executive Vice President and Chief Financial Officer	2024	$116,255	$—	$—	—	—	$—	$116,255
	2023	$714,616	$909,516	$7,104,980	—	—	$113,812	$8,842,924
DK Sinha Executive Vice President, President Public Cloud	2024	$650,000	$334,750	$2,588,746	315,250	—	$14,454	$3,903,200
	2023	$650,000	$941,500	$4,899,786	—	—	$10,440	$6,501,726
	2022	$300,000	$297,397	$7,744,396	—	—	$6,750	$8,348,543
Brian Lillie Executive Vice President, President Private Cloud	2024	$650,000	$334,750	$2,588,746	315,250	—	$13,914	$3,902,660
	2023	$610,822	$250,437	$8,877,929			$10,125	$9,749,313
Srini Koushik Executive Vice President, President, Technology, Sustainability and Artificial Intelligence	2024	$552,563	$235,184	$1,617,966	221,484	—	$13,914	$2,641,111
	2023	$525,000	$161,438	$1,781,738	—	—	$9,900	$2,478,076
	2022	$525,000	$954,375	$2,938,780	—	—	$5,019	$4,423,174
(1)Mr. Marino was promoted to CFO on January 12, 2024.
(2)Mr. Molu ceased to be CFO on January 12, 2024 and his employment with us ended on February 23, 2024. The cash portion of his compensation was paid in GBP and converted to USD at the rate of 1.27501 as of January 12, 2024 for purposes of this table.
(3)Amounts for Fiscal 2024 include discretionary adjustments to the actual payouts of the Fiscal 2024 ACIP, which were approved by the Compensation Committee as described further under “Compensation Discussion and Analysis—Annual Cash Incentive Program.” Additionally for Mr. Marino, the 2024 amount includes a $200,000 bonus pursuant to his employment agreement in connection with his promotion to CFO.
(4)The amounts reported in this column for Fiscal 2024 represent the aggregate grant date fair value of the RSUs, PCASH and/or PSUs granted to each NEO, as applicable, computed in accordance with FASB ASC Topic 718. The amounts reported for these awards may not represent the amount that the NEO will actually realize from the award through applicable vesting dates. See the "Grants of Plan-Based Awards" table for itemization of these amounts.
(5)The amounts reported in this column for Fiscal 2024 include ACIP payments for each NEO that were earned for Fiscal 2024 and paid in March 2025, as discussed further under “Compensation Discussion and Analysis—Annual Cash Incentive Program.”
(6)The amount reported in this column for Fiscal 2024 represents earnings on Mr. Maletira’s nonqualified deferred compensation plan.
(7)The amounts comprising “All Other Compensation” for Fiscal 2024 are included below. The Company matching contributions under our 401(k) plan are immediately vested.

Executive	401(k) Company Match	Company paid group term life insurance	Regulatory Work From Home Allowance	Total
Amar Maletira	$10,350	$2,233	$—	$12,583
Mark Marino	$8,075	$810	$—	$8,885
Bobby Molu	$—	$—	$—	$—
DK Sinha	$10,350	$3,564	$540	$14,454
Brian Lillie	$10,350	$3,564	$—	$13,914
Srini Koushik	$10,350	$3,564	$—	$13,914

GRANTS OF PLAN-BASED AWARDS
The following table shows grants of plan-based awards granted to our NEOs during Fiscal 2024.

Executive Type of Award	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards		Estimated Future Payouts under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(1)
		Target	Maximum	Target	Maximum
Amar Maletira
Annual Cash Incentive Plan(2)		$1,350,000	$2,025,000	—	—	—	$—
PCASH - Tranche 1(3)	4/5/2024	$—	$—	1,583,333	2,105,833	—	$1,461,100
PCASH - Tranche 2(3)	4/5/2024	$—	$—	1,583,333	2,105,833	—	$1,305,775
PCASH - Tranche 3(3)	4/5/2024	$—	$—	1,583,334	2,105,834	—	$1,197,634
Time-Based RSUs(4)	4/5/2024	$—	$—	—	—	1,233,766	$2,183,766
Mark Marino
Annual Cash Incentive Plan(2)		$441,168	$661,752	—	—	—	$—
PSUs - Tranche 1(5)	2/21/2024	$—	$—	188,239	376,478	—	$361,419
PSUs - Tranche 2(5)	2/21/2024	$—	$—	188,239	376,478	—	$361,419
PSUs - Tranche 3(5)	2/21/2024	$—	$—	188,238	376,476	—	$361,417
Time-Based RSUs(6)	2/21/2024	$—	$—	—	—	1,694,149	$3,252,766
DK Sinha
Annual Cash Incentive Plan(2)		$650,000	$975,000	—	—	—	$—
PCASH - Tranche 1(3)	4/5/2024	$—	$—	666,666	886,666	—	$615,199
PCASH - Tranche 2(3)	4/5/2024	$—	$—	666,667	886,667	—	$549,800
PCASH - Tranche 3(3)	4/5/2024	$—	$—	666,667	886,667	—	$504,267
Time-Based RSUs(4)	4/5/2024	$—	$—	—	—	519,480	$919,480
Brian Lillie
Annual Cash Incentive Plan(2)		$650,000	$975,000	—	—	—	$—
PCASH - Tranche 1(3)	4/5/2024	$—	$—	666,666	886,666	—	$615,199
PCASH - Tranche 2(3)	4/5/2024	$—	$—	666,667	886,667	—	$549,800
PCASH - Tranche 3(3)	4/5/2024	$—	$—	666,667	886,667	—	$504,267
Time-Based RSUs(4)	4/5/2024	$—	$—	—	—	519,480	$919,480
Srini Koushik
Annual Cash Incentive Plan(2)		$456,668	$685,002	—	—	—	$—
PCASH - Tranche 1(3)	4/5/2024	$—	$—	416,666	554,166	—	$384,499
PCASH - Tranche 2(3)	4/5/2024	$—	$—	416,667	554,167	—	$343,625
PCASH - Tranche 3(3)	4/5/2024	$—	$—	416,667	554,167	—	$315,167
Time-Based RSUs(4)	4/5/2024	$—	$—	—	—	324,675	$574,675
(1)Dollar amount reported reflects the fair value on the date of grant in each case calculated in accordance with ASC Topic 718. See Note 12, “Share-Based Compensation and Employee Benefit Plans,” in the Notes to Consolidated Financial Statements included in the 2024 Annual Report for the relevant assumptions used to determine the valuation of our equity awards. The amounts listed include grant date fair values for the PSUs and PCASH at target.
(2)Possible payout levels shown under the ACIP are based on each NEO’s annualized salary as of December 31, 2024.
(3)Represents PCASH vesting in equal annual installments, which may be earned in an amount equal to 67% to 133% of target based on our stock price performance over one-, two- and three-year performance periods between January 1, 2024 and December 31, 2026, subject to continued employment through the applicable vesting dates..
(4)Represents RSUs granted under our 2020 Incentive Plan which vest in quarterly installments over three years, subject to continued employment through the applicable vesting dates.
(5)Represents PSUs vesting in equal annual installments, which may be earned in an amount equal to 0% to 200% of target based on our relative TSR performance against a specified comparator group over one-, two- and three-year performance periods between January 1, 2024 and December 31, 2026, subject to continued employment through the applicable vesting dates.
(6)Represents RSUs granted under our 2020 Incentive Plan which vest in annual installments over three years from the date of grant, subject to continued employment through the applicable vesting dates.

EMPLOYMENT AND SEPARATION AGREEMENTS
Each of our NEOs have employment agreements with us, directly or through one of our subsidiaries, providing for compensation and benefits under specified circumstances, including in connection with termination of employment. The employment agreements include restrictive covenants requiring non-disclosure of confidential information as well as provisions restricting each NEO’s ability to compete with the Company or solicit employees, customers or potential customers for a period of time after termination of employment. On March 16, 2021, the Compensation Committee adopted the Executive Change in Control Severance Plan (the “CIC Plan”), which provides for severance benefits for executive officers, including our NEOs, who enter into participation agreements and in the event of a Change in Control (as defined in the 2020 Incentive Plan) of our Company. Further details regarding the severance benefits provided to our NEOs can be found below under “Potential Payments upon Termination or Change in Control.”

The employment agreements described below include terms and conditions as of the date of the most recent agreement or amendment, as applicable. All capitalized but not otherwise defined terms included in this section have the meanings ascribed in the applicable employment and/or separation agreement.

Employment Agreement with Amar Maletira
In October 2020, we entered into an employment agreement with Mr. Maletira pursuant to which he served as our President and Chief Financial Officer. In September 2022, we entered into an amended and restated employment agreement with Amar Maletira pursuant to which he serves as our Chief Executive Officer (and temporarily served as our Interim Chief Financial Officer until a replacement for the position was appointed). Under this employment agreement, he receives an annual base salary of $900,000, subject to annual review and increases as determined by the Compensation Committee. The employment agreement can be terminated by Mr. Maletira with forty-five (45) days’ written notice.

Mr. Maletira is further eligible to receive an annual cash bonus, with a target bonus amount equal to 150% of his annual base salary and a maximum amount equal to 200% of his annual base salary. Mr. Maletira’s actual annual bonus for a given year, if any, is determined on the basis of his and/or our attainment of objective financial and/or other subjective or objective criteria established by the Compensation Committee. In connection with his appointment as our Chief Executive Officer, Mr. Maletira received a one-time retention equity grant of $15.0 million in the aggregate, one-half of which was in the form of RSUs and one-half in the form of PSUs. His employment agreement also provides that for all years after 2024, Mr. Maletira is to receive annual equity awards with a target grant date value of a minimum of $11,000,000, with the composition to be determined by the Board or the Compensation Committee.

Mr. Maletira’s employment with us may terminate pursuant to the terms of his employment agreement under certain circumstances, including (a) death, (b) disability, (c) with Cause, (d) without Cause, (e) with Good Reason, and (f) without Good Reason. Mr. Maletira is eligible for the benefits described below upon termination of employment:
•In the event Mr. Maletira’s employment is terminated by us for cause or due to his resignation other than for good reason, Mr. Maletira would be entitled to receive his accrued base salary and benefits through the effective date of termination (the “accrued obligations”).
•In the event Mr. Maletira’s employment is terminated due to his death or disability, he would be entitled to receive, in addition to the accrued obligations, a prorated portion of his annual cash bonus for the year of termination, any unpaid annual cash bonus for any performance year completed on or before the termination date, and a payment for six months of applicable premium cost for continued group health coverage. In addition, Mr. Maletira would receive accelerated vesting of all then-unvested equity awards, assuming target level of performance for any performance-based equity awards.
•In the event Mr. Maletira’s employment is terminated by us without cause or Mr. Maletira resigns for good reason, Mr. Maletira would be entitled to receive, in addition to the accrued obligations and any unpaid annual cash bonus for any performance year completed on or before the termination date, subject to his execution of a release, (i) payments over 18 months totaling 1.5 times the sum of (x) his then annual base salary plus (y) 150% of his target cash bonus, (ii) a pro-rata portion of his annual cash bonus (calculated assuming personal performance criteria had been met), (iii) 18 months of applicable premium cost for continued group health coverage, and (iv) accelerated vesting of all then-unvested equity awards, assuming target level of performance for any performance-based equity awards.
•If there is a “change in control” (as defined in the 2020 Incentive Plan) and within 90 days before or 24 months following the date of the change in control, Mr. Maletira’s employment is terminated by us without cause or Mr. Maletira resigns for good reason, Mr. Maletira would be entitled to receive, in addition to the accrued obligations and any unpaid annual cash bonus for any performance year completed on or before the termination date, subject to his execution of a release, (i) cash severance equal to two times his then annual base salary and target annual cash bonus, (ii) a pro-rata portion of his target annual cash bonus, (iii) 18 months of applicable premium cost for continued group health coverage, and (iv) accelerated vesting of all then-unvested equity awards, assuming target level of performance for any performance-based equity awards. The accelerated vesting is to occur on the earlier of (a) the date of the change in control or (b) the termination date. If the accelerated vesting occurs on the date of the change of control, Mr. Maletira will also receive a payment equal to 50% of his income and payroll tax liability payable by reason of such acceleration.
•If Mr. Maletira gives notice of non-renewal of his employment agreement, he would be entitled to accrued and unpaid base salary through the termination date, and any payments required under applicable employee benefit plans.

Under Mr. Maletira’s employment agreement, “cause” means any of the following: (a) Mr. Maletira’s indictment for, conviction of, or plea of guilty or nolo contendere to, any (A) felony, (B) misdemeanor involving moral turpitude, or (C) other crime involving either fraud or a breach of his duty of loyalty to us, or any of our customers or suppliers, (b) Mr. Maletira’s substantial and repeated failure to perform duties as reasonably directed by our Board and/or Mr. Maletira’s direct supervisor (other than as a consequence of disability) after written notice thereof and failure to cure within 15 days, (c) Mr. Maletira’s fraud, misappropriation, embezzlement, or material misuse of funds or property belonging to us, (d) Mr. Maletira’s willful violation of our written policies, or other misconduct in connection with the performance of his duties that in either case results in material injury to us, after written notice thereof and failure to cure within 15 days, to the extent curable, (e) Mr. Maletira’s breach of any of the material terms of any employment agreement, consulting agreement or other applicable agreement that results in material injury to us, and failure to cure such breach within 15 days after written notice, or (f) Mr. Maletira’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within 15 days after he becomes aware of such breaches, to the extent curable) or the non-competition and non-solicitation provisions to which Mr. Maletira is subject. Any act or omission of Mr. Maletira will not be the basis of a Cause termination to the extent that he (i) has relied on the advice or followed the instructions of any counsel for us, any accounting firm providing services to us or any outside firm providing advice to us, (ii) has followed the instructions or directions of our Board and following such instructions or directions was not a violation of applicable law or his duties to us, or (iii) had a reasonable and good faith belief that such act or omission was in (or not opposed to) our best interests and not a violation of applicable law or his duties to us. Mr. Maletira’s employment shall not be terminated by cause unless and until a resolution has been adopted by more than half of the entire membership of the Board.

Under Mr. Maletira’s employment agreement, “good reason” means any of the following without Mr. Maletira’s written consent: (i) a material reduction of duties, responsibilities or authority, removal from the position as CEO, removal from any other position to which Mr. Maletira has been appointed, or, for so long as the Apollo Funds remains the majority shareholder, the failure to re-elect Mr. Maletira to the Board; (ii) a reduction in base salary or target bonus; (iii) any material breach by us of any term of the employment agreement or any other written agreement to which Mr. Maletira is a party; (iv) requiring Mr. Maletira to work solely and substantially at a location more than 50 miles from a location where Mr. Maletira was been permitted to work as of commencement of employment; (v) any requirement that Mr. Maletira report to someone other than our Board; or (vi) the failure of a successor company to assume the employment agreement; provided that he must provide written notice to us of such breach and, except with respect to clause (vi), we shall have failed to fully remedy the event.

Employment Agreement with Mark Marino
In January 2024, we entered into an amended and restated employment agreement with Mr. Marino pursuant to which he serves as our Chief Financial Officer. Under this employment agreement, he receives an annual base salary of $530,000, subject to annual review and increases as determined by the Compensation Committee. He is eligible to participate in the Company’s cash bonus plan with a target annual bonus amount equal to 85% of Annual Base Salary (“Target Bonus”), with a maximum potential amount of 150%. Mr. Marino’s actual annual bonus for a given year, if any, is determined on the basis of his and/or our attainment of objective financial and/or other subjective or objective criteria established by the Compensation Committee.

In addition to base salary and annual bonus, Mr. Marino’s employment agreement also provided for a $200,000 signing bonus and promotion equity awards in the form of RSUs valued at $3,000,000 vesting in equal installments on the first, second and third anniversaries of his start date and PSUs valued at $1,000,000 vesting in equal installments following the end of the applicable one-year, two-year and three-year measurement periods, both subject to his continued employment over the applicable vesting date.

Mr. Marino’s employment with us may terminate pursuant to the terms of his employment agreement under certain circumstances, including (a) death, (b) disability, (c) with Cause, (d) without Cause, (e) with Good Reason, and (f) without Good Reason. Mr. Marino is eligible for the benefits described below upon termination of employment:
•In the event Mr. Marino’s employment is terminated by us for cause or due to his resignation other than for good reason, Mr. Marino would be entitled to receive his accrued base salary and benefits through the effective date of termination (the “accrued obligations”).
•In the event Mr. Marino’s employment is terminated due to his death or disability, he would be entitled to receive accrued and unpaid base salary and bonus and any payments required under the applicable employee benefit plans. In addition, Mr. Marino would receive accelerated vesting of all equity awards that would have vested within six months of the termination date.
•In the event Mr. Marino’s employment is terminated by us without cause or Mr. Marino resigns for good reason, Mr. Marino would be entitled to receive (i) his current base salary for 12 months, (ii) 12-months of his Target Bonus, (iii) a pro rata portion of his Target Bonus for the fiscal year in which Mr. Marino's termination occurs paid in a lump sum at the same time bonuses are paid to Company’s other similarly situated employees, and (iv) a lump sum cash payment, less applicable withholdings and other ordinary payroll deductions, which is equal to the applicable premium cost for twelve (12) months of continued Company group health coverage for Mr. Marino and any spouse and dependents (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on Mr. Marino’s elections with respect to health coverage for Mr. Marino and his Family Members in effect immediately prior to his termination (which amount will be based on the premium for the first month of COBRA coverage). The lump sum COBRA payment will be made on the same date that the first Severance payment is paid and will be paid regardless of whether Mr. Marino elects COBRA continuation coverage. If Mr. Marino chooses to elect COBRA, Mr. Marino must do so within 60 days of the later of: (i) the date Mr. Marino is furnished the election notice or (ii) the date Mr. Marino loses coverage, and Mr. Marino shall be solely responsible for payment of any premiums due with respect to such coverage. The payments made pursuant to this section are referred to as (the “Severance Payments” or “Severance Pay Period”).

Employment Agreement and Separation Agreement with Brian Lillie
In January 2023, we entered into an employment agreement with Mr. Lillie pursuant to which he served as our Executive Vice President and President Private Cloud and received an annual base salary of $650,000, subject to annual review and increases as determined by the Compensation Committee. He was eligible to participate in the Company’s cash bonus plan with a target annual bonus amount equal to 90% of Annual Base Salary (“Target Bonus”), with a maximum potential amount of 150%. Mr. Lillie’s actual annual bonus for a given year, if any, is determined on the basis of his and/or our attainment of objective financial and/or other subjective or objective criteria established by the Compensation Committee.

On or about April 5, 2025, the Company entered into a separation agreement and release with Mr. Lillie (the “Lillie Separation Agreement”). Pursuant to the Lillie Separation Agreement, Mr. Lillie ceased to be the President, Private Cloud effective as of January 17, 2025. He remained employed by us in an advisory capacity through April 5, 2025. Subject to a signed release, Mr. Lillie will receive the following benefits: a $1,300,000 severance payment, a pro rata 2025 bonus to be paid at the same time as other similarly situated employees in 2026 (if earned), with applicable company performance applied; and a lump sum cash value of $24,577 for COBRA benefit continuation. The Company did not make additional payments to Mr. Lillie, other than unpaid wages and benefits through his termination date, as required by applicable law.

Employment Agreement with DK Sinha
In July 2022, we entered into an employment agreement with Mr. Sinha pursuant to which he serves as our Executive Vice President and President Public Cloud and receives an annual base salary of $650,000, subject to annual review and increases as determined by the Compensation Committee. He is eligible to participate in the Company’s cash bonus plan with a target annual bonus amount equal to 90% of Annual Base Salary (“Target Bonus”), with a maximum potential amount of 150%. Mr. Sinha’s actual annual bonus for a given year, if any, is determined on the basis of his and/or our attainment of objective financial and/or other subjective or objective criteria established by the Compensation Committee. The initial term of the employment agreement with Mr. Sinha is through July 17, 2026, with automatic renewal thereafter for successive two-year periods, unless Mr. Sinha’s employment is terminated by either party providing written notice of non-renewal.

In addition to base salary and annual bonus, Mr. Sinha’s employment agreement also provides for a recruiting equity award in the form of RSUs valued at USD $7,000,000 vesting in equal installments on the first, second and third anniversaries of the grant date subject to his continued employment over the applicable vesting date. For Fiscal 2023 and Fiscal 2024, the Company will recommend that the Compensation Committee approve an annual equity award with recommended award value not less than $5,500,000.

Mr. Sinha’s employment with us may terminate pursuant to the terms of his employment agreement under certain circumstances, including (a) death, (b) disability, (c) with Cause (as defined in Mr. Sinha’s employment agreement), (d) without Cause, (e) with Good Reason (as defined in Mr. Sinha’s employment agreement), and (f) without Good Reason. Mr. Sinha is eligible for the benefits described below upon termination of employment:
•In the event Mr. Sinha’s employment is terminated by us for Cause or due to his resignation other than for Good Reason, Mr. Sinha would be entitled to receive his accrued and unpaid base salary and any payments required under applicable employee benefit plans. Mr. Sinha’s accrued base salary and benefits are referred to as “accrued obligations.”
•If Mr. Sinha gives notice of non-renewal of his employment agreement, or if he terminates his employment for other than Good Reason, he would be entitled to receive his accrued obligations. If a termination date is determined to be prior to the end of the employment period, and Mr. Sinha signs a general release, Mr. Sinha would be entitled to receive (a) in periodic payments, an amount equal to his pro-rata base salary through the end of the notice period (as defined below) and (b) acceleration of any time-based equity awards outstanding which would have vested prior to the end of the notice period. The “notice period” is (i) 90-days prior to the end of the then-current employment period, in the case of non-renewal of the employment agreement and (ii) 90-days prior to the last date of employment specified in his notice of termination in the case of termination for other than Good Reason.
•In the event Mr. Sinha’s employment is terminated by us without Cause (including non-renewal of his employment agreement by us) or Mr. Sinha resigns for Good Reason, Mr. Sinha would be entitled to receive his accrued obligations and, subject to execution of a release, (i) in periodic payments in accordance with ordinary payroll practices and deductions, an amount equal to his annual base salary for 12 months, (ii) his target annual cash bonus, (iii) a pro-rata portion of Employee’s Target Bonus for the fiscal year in which Employee's termination occurs paid in a lump sum at the same time bonuses are paid to Company’s other similarly situated employees and (iv) a lump-sum payment equal to 12 months of COBRA benefits.
•In the event Mr. Sinha’s employment is terminated due to his death or disability, he would be entitled to receive accrued and unpaid base salary and bonus, a pro-rata portion of his target bonus and any payments required under applicable employee benefit plans. Any unvested equity awards which would have vested within 12 months of termination will accelerate and become vested.

Employment Agreement with Srini Koushik
In November 2022, we entered into an employment agreement with Srini Koushik, pursuant to which he serves as our Executive Vice President and Chief Technology Officer and receives an annual base salary, which is currently $525,000, subject to annual review and increases as determined by the Compensation Committee, and is eligible to receive an annual cash bonus, with a current target bonus equal to 85% of his annual base salary. Mr. Koushik’s actual annual bonus for a given year, if any, is determined on the basis of his and/or our attainment of objective financial and/or other subjective or objective criteria established by the Compensation Committee. Mr. Koushik’s employment agreement automatically renews for successive one-year periods, unless Mr. Koushik’s employment is terminated by either party giving ninety (90) days prior written notice.

Mr. Koushik’s employment with us may terminate pursuant to the terms of his employment agreement under certain circumstances, including (a) death, (b) disability, (c) with Cause (as defined in Mr. Koushik’s employment agreement), (d) without Cause, (e) with Good Reason (as defined in Mr. Koushik’s employment agreement), and (f) without Good Reason. Mr. Koushik is eligible for the certain benefits described below upon termination of employment:
•In the event Mr. Koushik’s employment is terminated by us for Cause or due to his resignation other than for Good Reason, Mr. Koushik would be entitled to receive his accrued and unpaid base salary and any payments required under applicable employee benefit plans. Mr. Koushik’s accrued base salary and benefits are referred to as “accrued obligations.”
•If Mr. Koushik gives notice of non-renewal of his employment agreement, or if he terminates his employment for other than Good Reason, he would be entitled to receive his accrued obligations. If a termination date is determined to be prior to the end of the employment period, and Mr. Koushik signs a general release, Mr. Koushik would be entitled to receive (a) in periodic payments, an amount equal to his pro-rata base salary through the end of the notice period (as defined below) and (b) acceleration of any time-based equity awards outstanding which would have vested prior to the end of the notice period. The “notice period” is (i) 90-days prior to the end of the then-current employment period, in the case of non-renewal of the employment agreement and (ii) 90-days prior to the last date of employment specified in his notice of termination in the case of termination for other than Good Reason.
•In the event Mr. Koushik’s employment is terminated by us without Cause (including non-renewal of his employment agreement by us) or Mr. Koushik resigns for Good Reason, Mr. Koushik would be entitled to receive his accrued obligations and, subject to execution of a release, (i) in periodic payments in accordance with ordinary payroll practices and deductions, an amount equal to his annual base salary for 12 months, (ii) his target annual cash bonus, (iii) a pro-rata portion of his annual bonus and (iv) a lump-sum payment equal to 12 months of COBRA benefits.
•In the event Mr. Koushik’s employment is terminated due to his death or disability, he would be entitled to receive accrued and unpaid base salary and bonus, a pro-rata portion of his target bonus and any payments required under applicable employee benefit plans. Any unvested equity awards which would have vested within 12 months of termination will accelerate and become vested.

Separation Agreement with Bobby Molu
On January 19, 2024, the Company entered into a separation agreement and release with Mr. Molu (the “Molu Separation Agreement”). Pursuant to the Molu Separation Agreement, Mr. Molu ceased to be the Company’s CFO effective as of January 12, 2024. He remained employed by us in an advisory capacity through February 23, 2024. He received his bonus for Fiscal 2023 in the amount of GBP £275,044 (approximately USD $350,000 at the time of payment), subject to signing a release. The Company did not make additional payments to Mr. Molu, other than unpaid wages and benefits through his termination date in February 2024, as required by applicable law.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table shows equity awards outstanding as of December 31, 2024 for each of the NEOs.

Executive Type of Award Grant Date	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
Amar Maletira
RSUs(2) 3/22/2022	188,081	$415,659	—	—
RSUs(3) 10/26/2022	482,598	$1,066,542	—	—
RSUs(4) 3/16/2023	1,392,423	$3,077,255	—	—
RSUs(5) 4/5/2024	925,326	$2,044,970	—	—
PSUs(6) 3/22/2022	—	$—	31,347	69,277
PSUs(7) 10/26/2022		—	965,195	$2,133,081
PCASH(8) 3/16/2023	—	—	—	$3,666,667
PCASH(9) 4/5/2024	—	—	—	$4,750,000
Mark Marino
RSUs(2) 3/22/2022	12,539	$27,711	—	—
RSUs(10) 1/24/2023	42,083	$93,003	—	—
RSUs(4) 3/16/2023	63,292	139,875	—	$—
RSUs(11) 2/21/2024	1,694,149	3,744,069	—	$—
PSUs(12) 2/21/2024	—	—	564,716	$1,248,022
Bobby Molu	n/a
DK Sinha
RSUs(13) 7/18/2022	291,375	$643,939	—	—
RSUs(14) 11/27/2022	173,821	$384,144	—	—
RSUs(4) 3/16/2023	696,212	$1,538,629	—	—
RSUs(5) 4/5/2024	389,610	861,038	—	$—

Executive Type of Award Grant Date	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
PCASH(8) 3/16/2023	—	—	—	$1,833,333
PCASH(9) 4/5/2024	—	—	—	$2,000,000
Brian Lillie
RSUs(15) 1/24/2023	785,555	$1,736,077	—	$—
RSUs(4) 3/16/2023	379,752	$839,252	—	—
RSUs(5) 4/5/2024	389,610	861,038	—	$—
PSUs(16) 3/16/2023	—	—	886,087	$1,958,252
PCASH(8) 3/16/2023	—	—	—	$1,000,000
PCASH(9) 4/5/2024	—	—	—	$2,000,000
Srini Koushik
RSUs(2) 3/22/2022	21,943	$48,494	—	—
RSUs(17) 8/16/2022	26,783	$59,190	—	—
RSUs(14) 11/27/2022	69,529	153,659	—	—
RSUs(4) 3/16/2023	253,168	$559,501	—	—
RSUs(5) 4/5/2024	243,507	538,150	—	$—
PSUs(6) 3/22/2022	—	—	21,943	$48,494
PCASH(8) 3/16/2023	—	—	—	$666,667
PCASH(9) 4/5/2024	—	—	—	$1,250,000
(1)The market value is based on the closing price of our Common Stock of $2.21, as reported by the Nasdaq on December 31, 2024.
(2)Represents RSUs vesting in equal annual installments over three years, with the remaining unvested portion scheduled to vest on March 16, 2025.
(3)Represents RSUs vesting in equal annual installments over three years, with the remaining unvested portion scheduled to vest on September 27, 2025.
(4)Represents RSUs vesting in equal annual installments over three years, with the remaining unvested portion scheduled to vest on each of March 16, 2025 and March 16, 2026.
(5)Represents RSUs vesting in quarterly installments over three years, with the remaining unvested portion scheduled to vest on each of March 1, June 1, September 1, and December 1 in 2025 and 2026, with the final tranche vesting on March 1, 2027.
(6)Represents PSUs vesting in equal annual installments, which may be earned in an amount equal to 0% to 200% of target based on our relative TSR performance against a specified comparator group over one-, two- and three-year performance periods between January 1, 2022 and December 31, 2024. The remaining unvested portion vested on January 30, 2025.

(7)Represents PSUs vesting in equal annual installments, which may be earned in an amount equal to 0% to 200% of target based on our relative TSR performance against a specified comparator group over one-, two- and three-year performance periods between January 1, 2023 and December 31, 2025. The remaining unvested portions are scheduled to vest on January 30, 2025 and January 30, 2026.
(8)Represents PCASH vesting in equal annual installments, which may be earned in an amount equal to 0% to 200% of target based on our relative TSR performance against a specified comparator group over one-, two- and three-year performance periods between January 1, 2023 and December 31, 2025. The remaining unvested portions are scheduled to vest on April 1, 2025 and April 1, 2026.
(9)Represents PCASH vesting in equal annual installments, which may be earned in an amount equal to 67% to 133% of target based on our stock price performance over one-, two- and three-year performance periods between January 1, 2024 and December 31, 2026. The remaining unvested portions are scheduled to vest on each of April 1, 2025, April 1, 2026 and April 1, 2027.
(10)Represents RSUs vesting in equal annual installments over two years, with the remaining unvested portion scheduled to vest on January 24, 2025.
(11)Represents RSUs vesting in equal annual installments over three years, with the remaining unvested portion scheduled to vest on each of February 21, 2025, February 21, 2026, and February 21, 2027.
(12)Represents PSUs vesting in equal annual installments, which may be earned in an amount equal to 0% to 200% of target based on our relative TSR performance against a specified comparator group over one-, two- and three-year performance periods between January 1, 2024 and December 31, 2026. The remaining unvested portions are scheduled to vest on January 30, 2025, January 30, 2026, and January 30, 2027.
(13)Represents RSUs vesting in equal annual installments over three years, with the remaining unvested portion scheduled to vest on July 18, 2025.
(14)Represents RSUs vesting in equal annual installments over three years, with the remaining unvested portion scheduled to vest on November 27, 2025.
(15)Represents RSUs vesting in equal annual installments over three years, with the remaining unvested portion scheduled to vest on January 24, 2025 and January 24, 2026.
(16)Represents PSUs vesting in equal annual installments, which may be earned in an amount equal to 0% to 200% of target based on our relative TSR performance against a specified comparator group over one-, two- and three-year performance periods between January 1, 2023 and December 31, 2025. The remaining unvested portions are scheduled to vest on January 30, 2025 and January 30, 2026.
(17)Represents RSUs vesting in equal annual installments over three years, with the remaining unvested portion scheduled to vest on August 16, 2025.

OPTIONS EXERCISED AND STOCK VESTED
The following table sets forth information regarding the vesting of equity awards in Fiscal 2024.

Executive	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Amar Maletira	—	$—	1,939,241	$3,890,030
Mark Marino	—	$—	93,148	$161,993
Bobby Molu	—	$—	280,555	$538,666
DK Sinha	—	$—	943,171	$2,070,532
Brian Lillie	—	$—	712,522	$1,371,184
Srini Koushik	—	$—	326,004	$682,562
(1)     The value realized was determined by multiplying the number of shares that vested by the per-share closing price of our Common Stock on the date each award vested.

NON-QUALIFIED DEFERRED COMPENSATION
The following table sets forth information related to the non-qualified deferred compensation accounts of our NEOs as of December 31, 2024 under the NQDC Plan.

Executive	Executive Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End
Amar Maletira	$90,000	$8,326	—	$98,326
(1)     Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our NQDC Plan. Contributions of deferred salary are reported as fiscal year 2024 income in the "Salary" column of the 2024 Summary Compensation Table and the aggregate balance at December 31, 2024 includes amounts reported as salary in 2024.

Our NQDC Plan permits designated eligible participants, including our NEOs, to elect to defer up to 80% of base salary and 100% of incentive bonus compensation on a pre-tax basis. Deferred amounts are credited to each participant’s account which is then allocated based on a select number of investment options. The value of the participant’s account is adjusted according to the performance of the investment options chosen. Distributions from the NQDC Plan are payable in cash and will be paid either in a lump sum or annual installments at a specific date prior to retirement or termination of employment, as elected in advance by the participant. A participant may elect to receive distributions and related earnings through an in-service account through a lump-sum or up to five annual installments, as elected in advance by the participant. The Company may at any time and from time to time amend or terminate the NQDC Plan, after which the Company will pay participants their account balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The Compensation Committee believes that retaining our NEOs and other key employees by providing a degree of financial security and ensuring a continued dedication to duties in the event of a change in control is in the best interests of our stockholders. Each of our NEOs is entitled to receive the change in control or termination benefits under the applicable agreement described above under “Employment and Separation Agreements.” In addition, our NEOs are entitled to receive the change in control or termination benefits described below under their long-term equity incentive agreements:

As used in the equity award agreements for any NEO, the terms “cause” and “good reason” have the same meanings given to such terms in the NEO’s employment agreement. If “cause” is not defined in the applicable employment agreement, “cause” is defined in the 2017 Incentive Plan or the 2020 Incentive Plan, as applicable.

For purposes of long-term equity awards issued under our 2020 Incentive Plan after our IPO (and for purposes of Mr. Maletira’s employment agreement), a “change in control” has the meaning contained in the 2020 Incentive Plan, which generally means: (a) any person or entity acquires beneficial ownership of 50% or more of our Common Stock or our voting securities; (b) any person or entity acquires beneficial ownership of 35% or more of our voting securities, provided that at such time the beneficial ownership of the Apollo Funds is less than 35% of the voting securities; (c) the incumbent directors cease to constitute a majority of our Board over a twelve month period; (d) our complete liquidation or dissolution; or (e) the completion of certain corporate transactions including a reorganization or merger or the sale or disposition of all or substantially all of our assets, in each case, subject to certain exceptions.

All NEOs
RSUs
Our NEOs would be entitled to full accelerated vesting of his or her time-based RSUs upon a change in control.

PSUs and PCASH
Our NEOs would be entitled to accelerated vesting if a change in control occurs during the applicable performance period. The award will vest at the greater of (i) as if target performance was achieved or (ii) as if any future measurement date is the effective date of the change in control.

Executive Change in Control Severance Plan
Severance benefits under the CIC Plan are determined based on the NEO’s level of employment. Each of our NEOs is entitled to the Tier 1 level of benefits. Upon a termination on or within the two years following a change in control, the NEO is entitled to receive the following benefits, subject to the execution of an effective release of claims in favor of the Company and compliance with restrictive covenants described below, in addition to accrued obligations which have been earned but yet unpaid:
•A lump sum payment of two (2) times the NEO’s base salary and target annual cash bonus;
•A lump sum payment of the NEO’s target annual cash bonus prorated for the number of days worked in the year of termination;
•A lump sum payment equal to eighteen (18) months of the COBRA cost of health and welfare coverage on an after-tax basis for such NEO regardless of whether such NEO elects COBRA continuation coverage;
•Access to outplacement services with a maximum value of $20,000;
•Acceleration of equity awards which are assumed, converted or replaced by any such surviving corporation in a change of control transaction, as well as an amount equal to (a) 50% of the amount of federal, state, local, and foreign income taxes applicable and (b) an amount necessary to pay all additional federal, state, local, and foreign income taxes attributable to the income tax payment; and
•Acceleration of any retention awards outstanding.

Notwithstanding the foregoing, to the extent a NEO would be subject to Section 280G or 4999 of the Code, the NEO’s parachute payments would be reduced to the extent that no portion of the payment shall be subject to the excise tax, but only if the NEO’s net after-tax benefit would exceed what the net after-tax benefit would have been if such reduction were not made and the executive paid the applicable excise tax.

As a condition of each NEO’s participation in the CIC Plan, each NEO is subject to (i) non-competition, non-hire and non-solicitation of employees covenants during employment and one year thereafter and (ii) perpetual confidentiality and non-disparagement covenants.

The following table provides a summary of the compensation that the NEOs would be eligible to receive in each of the scenarios described below, assuming that the relevant termination and, if applicable, “change in control,” occurred on December 31, 2024:

Executive Benefit(1)	Termination without Cause/with Good Reason	Termination due to Change in Control(2)	Termination due to Death or Disability
Amar Maletira
Salary	$1,350,000	$1,800,000	$—
Target Bonus	$2,025,000	$2,025,000	$—
Prorated Annual Bonus	$1,350,000	$2,700,000	$1,350,000
Acceleration of RSUs	$6,604,426	$9,053,405	$6,604,426
Acceleration of PSUs	$2,202,358	$3,019,012	$2,202,358
Acceleration of PCASH	$—	$8,891,667	$4,750,000
Benefit Continuation Payment	$55,143	$55,143	$12,288
Outplacement Services	$—	$—	$—

Executive Benefit(1)	Termination without Cause/with Good Reason	Termination due to Change in Control(2)	Termination due to Death or Disability
Total	$13,586,927	$27,544,227	$14,919,072
Mark Marino
Salary	$530,000	$1,060,000	$—
Target Bonus	$441,168	$882,336	$—
Prorated Annual Bonus	$441,168	$441,168	$551,460
Acceleration of RSUs	$—	$5,102,621	$3,744,069
Acceleration of PSUs	$—	$1,590,194	$1,248,022
Acceleration of PCASH	$—	$—	$—
Acceleration of TCASH	$—	$83,333	$—
Benefit Continuation Payment	$24,138	$36,207	$—
Outplacement Services	$—	$20,000	$—
Total	$1,436,474	$9,215,859	$5,543,551
DK Sinha
Salary	$650,000	$1,300,000	$—
Target Bonus	$650,000	$1,300,000	$—
Prorated Annual Bonus	$650,000	$650,000	$650,000
Acceleration of RSUs	$—	$4,698,790	$861,038
Acceleration of PSUs	$—	$—	$—
Acceleration of PCASH	$—	$3,833,333	$2,000,000
Benefit Continuation Payment	$15,941	$55,143	$—
Outplacement Services	$—	$20,000	$—
Total	$1,965,941	$11,857,266	$3,511,038
Brian Lillie
Salary	$650,000	$1,300,000	$—
Target Bonus	$650,000	$1,300,000	$—
Prorated Annual Bonus	$650,000	$650,000	$650,000
Acceleration of RSUs	$—	$4,516,943	$861,038
Acceleration of PSUs	$—	$2,574,031	$—
Acceleration of PCASH	$—	$3,000,000	$2,000,000
Benefit Continuation Payment	$24,577	$34,374	$—
Outplacement Services	$—	$20,000	$—
Total	$1,974,577	$13,395,348	$3,511,038
Srini Koushik
Salary	$842,625	$1,123,500	$—
Target Bonus	$—	$913,336	$—
Prorated Annual Bonus	$456,668	$456,668	$456,668
Acceleration of RSUs	$—	$1,774,924	$538,150
Acceleration of PSUs	$—	$63,336	$—
Acceleration of PCASH	$—	$1,916,667	$1,250,000
Benefit Continuation Payment	$—	$51,722	$—
Outplacement Services	$—	$20,000	$—
Total	$1,299,293	$6,320,153	$2,244,818
(1)    Represents unvested RSUs, unvested PSUs (at Target), unvested PCASH (at Target) and unvested T-CASH (time-based awards, settled in cash) associated with the acceleration of the vesting of such long-term incentive awards under the terms of each NEO’s respective award agreement, employment agreement and/or our CIC Plan. In the case of RSUs and PSUs, the value was based on the market closing price of $2.21 per share of our Common Stock on December 31, 2024. A description of benefits can be found under the descriptions of each NEO’s respective employment agreement or our CIC Plan.
(2)    Except for Mr. Maletira, amounts shown assume each NEO elects to receive benefits under the CIC Plan in lieu of benefits provided under other arrangements or the NEO’s employment agreement. Amounts include the payment of certain tax obligations under our CIC Plan with respect to acceleration of equity awards and benefits continuation.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Item 402(u) of Regulation S-K of the Exchange Act (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation for our principal executive officer to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”).

In determining the “median employee,” we prepared a list of all our full-time, part-time and temporary employees as of December 31, 2024, at which time our employee population consisted of 5,141 employees in 23 countries. We did not rely on the de minimis exception under the SEC rules. To identify the median employee from our employee population, we used the annual base salary or wages of each employee, together with variable compensation (including bonuses and commissions) paid during Fiscal 2024 as our consistently applied compensation measure. We annualized the base salaries or wages of those employees that were not employed for the full year and adjusted the compensation of part-time employees to reflect the actual number of hours worked during the year. The compensation of non-US employees was converted to the US dollar equivalent using consistently applied foreign exchange rates. We did not make any cost of living adjustments. We believe this methodology is a reasonable estimate calculated in a manner consistent with Item 402(u).

After the median employee was identified, we calculated such employee’s compensation in the same manner as we calculated the compensation of our principal executive officer for purposes of the Summary Compensation Table and compared the two. For Fiscal 2024:

•The median employee’s total annual total compensation was $54,844;
•The total annual compensation for our principal executive officer, Mr. Maletira, was $8,419,184, as reported in the “Summary Compensation Table” section above.
•Our CEO Pay Ratio was 154:1.

PAY VERSUS PERFORMANCE TABLE
The table below summarizes the relationship between executive compensation actually paid to the Principal Executive Officers (“PEO”) and the Non-PEO Named Executive Officers (“Non-PEO NEOs”) and certain financial performance measures for Fiscal 2020, 2021, 2022, 2023 and 2024.

Year	Summary Compensation Table Total for First PEO (Jones)(1) ($)	Compensation Actually Paid to First PEO (Jones)(1)(3) ($)	Summary Compensation Table Total for Second PEO (Maletira)(1) ($)	Compensation Actually Paid to Second PEO (Maletira)(1)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3) ($)	Value of Initial Fixed $100 Invested Based on:		Net Income (in millions)	Company Selected Measure: Non-GAAP Operating Profit(6) (in millions)
							Total Stockholder Return(4) ($)	Peer Group Total Stockholder Return(5) ($)
2024	$—	$—	$8,419,184	$7,641,531	$3,236,872	$2,715,593	$13.48	$239.51	$(858.2)	$105.6
2023	$—	$—	$13,403,460	$3,939,501	$6,893,010	$4,559,365	$12.20	$175.32	$(837.8)	$157.2
2022	$17,025,668	$(22,885,308)	$25,304,582	$2,445,699	$5,397,267	$(320,247)	$18.00	$111.07	$(804.8)	$363.8
2021	$35,270,070	$22,164,881	$—	$—	$7,832,042	$3,683,898	$82.18	$154.69	$(218.3)	$484.1
2020	$6,864,209	$2,327,785	$—	$—	$7,863,448	$5,365,619	$116.29	$114.98	$(245.8)	$472.9
(1)     Kevin Jones served as our first PEO for 2020, 2021 and 2022. Amar Maletira served as our second PEO during 2022, 2023 and 2024.
(2)     For 2024, our non-PEO NEOs included Bobby Molu, Mark Marino, DK Sinha, Brian Lillie, and Srini Koushik. For 2023, our non-PEO NEOs included Bobby Molu, Brian Lillie, DK Sinha and Srini Koushik. For 2022, our non-PEO NEOs included DK Sinha, Srini Koushik, Holly Windham, and Subroto Mukerji. For 2021, our non-PEO NEOs included Amar Maletira, Subroto Mukerji, Holly Windham, and Martin Blackburn. For 2020, our non-PEO NEOs included Amar Maletira, Dustin Semach, Holly Windham, Martin Blackburn, Steve Mills, and Matt Stoyka.
(3)     Compensation Actually Paid (“CAP”) has been calculated based on the methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). To calculate CAP the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid(a)	Fiscal 2024 (For PEO)	Fiscal 2024 (Average for Non-PEO NEOs)
Summary Compensation Table Total	$8,419,184	$3,236,872
Deduct Amounts Reported under the "Stock Awards" Column in the Summary Compensation Table	$(6,148,275)	$(2,226,496)
Add Year End Fair Value of Equity Awards Granted in the Year	$6,987,979	$2,706,945
Add Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$(267,166)	$(22,409)
Add Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	$748,481	$165,454
Add Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$(120,053)	$(6,264)
Deduct Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	$(1,978,618)	$(1,138,510)
Compensation Actually Paid	$7,641,531	$2,715,593
(a)    For purposes of the above adjustments, the fair value of equity awards on the applicable date was determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes. The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this Proxy Statement.

Performance Share Units	Fiscal 2024
TSR Realized Performance (Percentile)	11 – 78th
Volatility	74.35% - 92.95%
Risk-Free Interest Rate	4.08% - 4.16%
(4)     Reflects cumulative Total Shareholder Return (TSR). It shows the growth of a $100 investment on August 5, 2020, the first day of trading of our Common Stock, through the end of the applicable fiscal year, assuming the reinvestment of dividends.

(5)     Peer Group Total Shareholder Return represents the cumulative return on a $100 investment in the S&P 500 Information Technology Index on August 5, 2020, the first day of trading of our Common Stock, through the end of the applicable fiscal year, assuming reinvestment of dividends.
(6)     Non-GAAP Operating Profit is defined as net income (loss), plus interest expense and income taxes, further adjusted to exclude the impact of non-cash charges for share-based compensation and cash charges for transaction-related costs and adjustments, restructuring and transformation charges, certain other non-operating, and non-recurring or non-core gains and losses.

Relationship between Performance Measures and Compensation Actually Paid
The following charts provide graphical comparison of the relationship between executive compensation actually paid to performance measures.

The following chart illustrates the value of compensation actually paid to our PEOs and Non-PEO NEOs and Total Stockholder Return and Peer Group Total Stockholder Return.

CAP vs. TSR
$239.51
$22.2M
$175.32
$116.29
$154.69
$111.07
$7.6M
$114.98
$5.4M
$0.0M
$2.3M
$0.0M
$3.7M
$2.4M
$3.9M
$0.0M
$4.6M
$0.0M
$2.7M
2020
2021
2022
($0.3M)
2023
2024
$82.18
$18.00
$12.20
$13.48
($22.9M)
Compensation Actually Paid (Second PEO)
Compensation Actually Paid (First PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Company TSR
Peer Group TSR

The following chart illustrates the value of compensation actually paid to our PEOs and Non-PEO NEOs and our Net Income.

CAP vs. Net Income
$0.0M
$2.3M
$5.4M
$0.0M
$22.2M
$3.7M
$2.4M
($22.9M)
($0.3M)
$3.9M
$0.0M
$4.6M
$7.6M
$0.0M
$2.7M
2020
2021
2022
2023
2024
($245.8M)
($218.3M)
($804.8M)
($837.8M)
($858.2M)
Compensation Actually Paid (Second PEO)
Compensation Actually Paid (First PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Net Income

The following chart illustrates the value of compensation actually paid to our PEOs and Non-PEO NEOs and Non-GAAP Operating Profit.

CAP vs. Non-GAAP Operating Profit
$472.9M
$484.1M
$363.8M
$157.2M
$105.6M
$0.0M
$2.3M
$5.4M
$0.0M
$22.2M
$3.7M
$2.4M
($22.9M)
($0.3M)
$3.9M
$0.0M
$4.6M
$7.6M
$0.0M
$2.7M
2020
2021
2022
2023
2024
Compensation Actually Paid (Second PEO)
Compensation Actually Paid (First PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Non-GAAP Operating Profit

Most Important Performance Measures
The items listed below represent the most important performance measures we use to link compensation actually paid to our NEOs in Fiscal 2024 to our performance.
•Non-GAAP Operating Profit
•Net Income
•Total Shareholder Return

EQUITY COMPENSATION PLANS
The following table sets forth certain information with respect to the equity compensation plans maintained by us as of December 31, 2024, under which our equity securities may be issued in the future, and with respect to individual compensation arrangements as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(3)
Equity compensation plans approved by security holders	28,648,375	$13.05	50,531,424
Equity compensation plans not approved by security holders	—	$—	—
(1)    Includes 3,267,819 shares subject to outstanding options and 25,380,556 unvested RSUs and PSUs (at Target) under our 2017 Incentive Plan and 2020 Incentive Plan.
(2)    Weighted-average exercise price calculation excludes outstanding RSUs and PSUs which do not have an exercise price.
(3)    Includes 8,436,353 shares available for issuance under our 2020 Employee Stock Purchase Plan and 42,095,071 shares available for issuance under our 2020 Incentive Plan.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2025 Annual Meeting and also incorporated by reference into the 2024 Annual Report.
Members of the Compensation Committee:
Mitchell Garber (Chair)
Jeffrey Benjamin
Aaron Sobel

PROPOSAL 3 – NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are asking our stockholders to approve, on a non-binding, advisory basis, a resolution on the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, and the related compensation tables, notes and narrative in this Proxy Statement.

As set forth in the CD&A above, the Company has designed its compensation programs to: (i) align executives’ pay with the Company’s performance and focus on producing sustainable long-term growth, (ii) attract and retain executives with the experience necessary to achieve our business goals, and (iii) align executives’ interests with those of the stockholders and to encourage the creation of long-term value. Although the vote to approve executive compensation is purely advisory and non-binding, the Board values the opinions of our stockholders and will consider the results of the vote in determining the compensation of the NEOs and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Communications with the Board” set forth in this Proxy Statement.

Accordingly, we are asking for stockholder approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Proxy Statement for the 2025 Annual Meeting is hereby APPROVED.”

The proposal will be approved by the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy at the 2025 Annual Meeting and entitled to vote. Abstentions will have the effect of voting “against” the proposal. Brokers do not have discretion to vote any uninstructed shares over the advisory vote to approve the compensation of our NEOs and therefore broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our Board.

The Board recommends that the stockholders vote FOR the approval, on a non-binding, advisory basis, of the compensation of the NEOs as disclosed in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Other than compensation arrangements for our executive officers and directors (see “Compensation, Discussion & Analysis” and ”Compensation of Non-Employee Directors” for a discussion of compensation arrangements for our NEOs and directors) and the transactions discussed below, there were no transactions, including transactions with executive officers and directors, since the beginning of Fiscal 2024, or any currently proposed transaction, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions
We have adopted a written Related Person Transactions Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all material related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board or Audit Committee.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Investor Rights Agreements
On November 3, 2016, in connection with the Rackspace Acquisition, we entered into an investor rights agreement with Searchlight and one of the Apollo Funds. On August 4, 2020, we amended and restated the investor rights agreement (as amended and restated, the “SCP Investor Rights Agreement”). The SCP Investor Rights Agreement provides that, as long as Searchlight and its affiliates continue to hold at least 6,000,000 shares of our Common Stock (subject to any equitable adjustments), which is an amount equal to 50% of the shares of our Common Stock that Searchlight originally received in connection with the Rackspace Acquisition, Searchlight will have the right to (a) nominate one director to our Board and (b) designate one director to the boards of directors of certain subsidiaries of the Company so long as Apollo, the Apollo Funds and their respective affiliates appoint any director to such company’s Board (or similar body). Searchlight's initial nominee resigned from the Board in December 2020 and Searchlight did not exercise its right to nominate a replacement to fill the vacancy. In January 2022, Searchlight reported that it had ceased to any of our Common Stock Accordingly, the SCP Investor Rights Agreement has terminated, in accordance with its terms, with respect to Searchlight.

On November 3, 2016, in connection with the Rackspace Acquisition, we entered into an investor rights agreement with an affiliate of ABRY and one of the Apollo Funds (the “Original ABRY Investor Rights Agreement”) and, on November 15, 2017, in connection with the acquisition of Datapipe, we entered into a separate investor rights agreement with an affiliate of ABRY and one of the Apollo Funds (the “Original Datapipe Investor Rights Agreement”). On August 4, 2020, we entered into a new investor rights agreement with one of the Apollo Funds and the affiliates of ABRY that superseded both of the Original ABRY Investor Rights Agreement and the Original Datapipe Investor Rights Agreement (such new investor rights agreement, the “ABRY Investor Rights Agreement”, and together with the SCP Investor Rights Agreement, the “Investor Rights Agreements”). Pursuant to the ABRY Investor Rights Agreement, as long as affiliates of ABRY continue to hold at least 11,122,514 shares of our Common Stock (subject to any equitable adjustments), which is an amount equal to 50% of the shares of our Common Stock that ABRY and certain of its affiliates held at the closing of the acquisition of Datapipe, ABRY VIII will have the right to nominate one director to our Board. The nominee of ABRY VIII resigned from the Board in October 2021 and ABRY VIII has not exercised its right to nominate a replacement to fill the vacancy.

Pursuant to the Investor Rights Agreements, Apollo has the right, at any time until Apollo no longer beneficially owns at least 5% of our issued and outstanding Common Stock, to nominate a number of directors comprising a percentage of our Board in accordance with their beneficial ownership of our outstanding Common Stock (rounded up to the nearest whole number).

Any vacancy on our Board in respect of an Apollo board nominees will be filled only by individuals designated by Apollo for so long as Apollo beneficially owns at least 5% of our issued and outstanding Common Stock. Any vacancy on our Board in respect of the ABRY board nominees will be filled only by an individual designated by ABRY VIII for so long as the ownership of ABRY and its affiliates exceeds the minimum specified Common Stock ownership threshold.

In the event that Apollo has nominated less than the total number of Apollo board nominees that Apollo is entitled to nominate or ABRY VIII has not nominated the ABRY board nominees that ABRY VIII is entitled to nominate, Apollo or ABRY, as applicable, will have the right, at any time, to nominate such additional nominee(s), and our Board will take all necessary actions, whether by increasing the size of our Board or otherwise, to effect the election of such additional nominee(s) to fill any existing vacancy or newly-created directorship. To the extent any Apollo board nominees or ABRY board nominees are not elected as a director at a meeting of our stockholders, Apollo or ABRY VIII, as applicable, will continue to have the right to nominate the Apollo board nominees or the ABRY board nominees, as applicable, and our Board will take all necessary actions, whether by increasing the size of our Board or otherwise, to effect the election of such additional nominee(s) to fill any existing vacancy or newly-created directorship. The Investor Rights Agreements also set forth certain information rights granted to Apollo and ABRY and their respective affiliates.

The Investor Rights Agreements provide that until Apollo no longer beneficially owns at least 33% of our issued and outstanding Common Stock, we will not take certain significant actions specified therein without the prior consent of Apollo, including:
•a change in the size of our Board;
•the incurrence of indebtedness for borrowed money, in a single transaction or a series of related transactions, aggregating to more than $100.0 million, except for (i) debt under a revolving credit facility that has previously been approved or is in existence on the date of closing of our IPO or (ii) intercompany indebtedness;
•the issuance of additional shares of any class of our capital stock or equity securities exceeding $50.0 million in any single issuance or an aggregate amount of $100.0 million during a calendar year (other than any award under any stockholder approved equity compensation plan or intracompany issuance among us and our wholly-owned subsidiaries);
•other than in the ordinary course of business with vendors, customers and suppliers, the acquisition of equity interests or assets of any other entity, or any business, properties, assets or entities,

exceeding $50.0 million in any single transaction or $100.0 million in the aggregate in any series of transactions during a calendar year;
•other than in the ordinary course of business with vendors, customers and suppliers, the disposition of any of our or our subsidiaries’ assets or equity interests, exceeding $50.0 million in any single transaction or $100.0 million in the aggregate in any series of transactions during a calendar year;
•hiring or terminating our CEO or our CFO or designating any new CEO or CFO;
•merging or consolidating with or into any other entity, or transferring all or substantially all of our or our subsidiaries’ assets, taken as a whole, to another entity, or undertaking any transaction that would constitute a “change of control” as defined in our or our subsidiaries’ credit facilities or note indentures (other than transactions among us and our wholly-owned subsidiaries);
•undertaking any liquidation, dissolution or winding up of the Company;
•effecting any material change in the nature of the business of the Company and its subsidiaries, taken as a whole; and
•amending, modifying or repealing (whether by merger, consolidation or otherwise) any provision of our certificate of incorporation, our bylaws or equivalent organizational documents of our subsidiaries in a manner that adversely affects Apollo.

Registration Rights Agreement
On August 4, 2020, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Apollo Funds and affiliates of each of Searchlight and ABRY. As noted above, the Searchlight affiliates have ceased to own any shares of our Common Stock, therefore Searchlight affiliates no longer have any rights under the Registration Rights Agreement. Subject to several exceptions, including our right to defer a demand registration, shelf registration or underwritten offering under certain circumstances, the Apollo Funds and DPH 123, LLC, an ABRY affiliate, may require that we register for public resale under the Securities Act all shares of Common Stock that they request to be registered at any time following the Company’s IPO, subject to the restrictions in the lock-up agreements entered into by each of those parties, so long as the securities being registered in each registration statement or sold in any underwritten offering are reasonably expected to produce aggregate proceeds of at least $66.0 million.

The Apollo Funds have the right to require us to register the sale of the Common Stock held by them on Form S-3, subject to offering size and other restrictions. The Apollo Funds also have the right to request marketed and non-marketed underwritten offerings using a shelf registration statement, and DPH 123, LLC, the ABRY affiliate, has the right to participate in these underwritten offerings.

We are not obligated under the Registration Rights Agreement to effectuate more than one demand registration under a shelf registration statement for DPH 123, LLC, the ABRY affiliate.

If we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities (including for sale by us or at the request of the Apollo Funds or ABRY affiliates), we will be required to use our reasonable best efforts to offer the parties to the Registration Rights Agreement the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”).

All expenses of registration under the Registration Rights Agreement, including the legal fees of counsel chosen by stockholders participating in a registration, will be paid by us.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions including blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter or underwriters. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

Datapipe Merger Agreement
On September 6, 2017, we entered into an Agreement and Plan of Merger (the “Datapipe Merger Agreement”) with certain of our direct and indirect subsidiaries, DPH 123, LLC (formerly known as Datapipe Holdings, LLC), Datapipe Parent, Inc. and certain key stockholders, pursuant to which we acquired Datapipe.

In addition, the Datapipe Merger Agreement provides that we will be required to issue additional shares of our Common Stock to an affiliate of ABRY if certain conditions are satisfied on any “Measurement Date,” as defined in the Datapipe Merger Agreement. A Measurement Date is each date following the occurrence of either (a) a “change of control” of the Company or (b) the closing date of our IPO on which Apollo receives cash distributions, cash proceeds and/or marketable securities of the Company and on which our Common Stock is listed on Nasdaq, the New York Stock Exchange or another exchange reasonably acceptable to Apollo and is freely tradeable (without violating any lock-up agreements, other contractual restrictions and federal, state or local securities laws). For this purpose, a “change of control” means (i) that a person, entity or group, other than Apollo, becomes the beneficial owner of at least 35% of the voting power of securities of the Company and beneficially owns more than the voting power beneficially owned by Apollo or (ii) a sale of all or substantially all of the Company’s assets.

The number of shares that we may be obligated to issue to an affiliate of ABRY on a Measurement Date (the “Additional Datapipe Equity Consideration”) is equal to, without duplication:

•if the multiple of invested capital on such Measurement Date (the “MOIC”) exceeds 2.0x, 2,665,935 shares of our Common Stock;
•if the MOIC exceeds 3.0x, an additional 2,665,935 shares of our Common Stock;
•if the MOIC exceeds 4.0x, an additional 5,331,870 shares of our Common Stock; and
•if the MOIC exceeds 4.5x, an additional 7,997,806 shares of our Common Stock;

reduced, in each case, by the number of shares of Common Stock previously issued as Additional Datapipe Equity Consideration, and subject, in each case, to adjustment for stock splits, stock dividends, recombinations, reclassifications and similar equitable adjustments. The maximum number of shares of Common Stock issuable as Additional Datapipe Equity Consideration will not exceed 10,663,741 shares in the aggregate, subject to the adjustments described above.

For the purpose of calculating the Additional Datapipe Equity Consideration, the MOIC is defined as the ratio of (A) the value of all cash proceeds, cash distributions or shares of our Common Stock received by Apollo in respect of its ownership in the Company to (B) the invested capital of Apollo in the Company. The value of our shares of Common Stock received by Apollo is determined by multiplying the number of shares of Common Stock held by Apollo on such Measurement Date by the volume weighted average trading price of our Common Stock over the 30 consecutive trading days immediately preceding any such Measurement Date. As of the date of this Proxy, Apollo has invested capital of approximately $1.08 billion in the Company and have not received any cash proceeds or cash distributions in respect of their ownership in the Company.

To the extent any shares issuable as Additional Datapipe Equity Consideration on a Measurement Date would have been entitled to any cash dividends if delivered as of the closing of the Datapipe Acquisition, we would also be obligated to pay the equivalent dividends (in the form of either cash or additional shares of our Common Stock) on shares. We have not paid any cash dividends in respect of our Common Stock since the closing of the Datapipe Acquisition. On February 2, 2021, we issued 2,665,935 shares of our Common Stock to the ABRY affiliate as Additional Datapipe Equity Consideration.

Subject to the limitations described above, the Additional Datapipe Equity Consideration may become issuable in the future based on the trading price of our Common Stock, regardless of whether the Apollo Funds sell any additional shares of our Common Stock or whether we declare or pay any dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our Common Stock as of the Record Date (or such other date indicated in the footnotes below) by:
•each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Common Stock;
•each of our NEOs;
•each of our current directors; and
•all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership for the following table is based on 237,388,710 shares of Common Stock outstanding as of the Record Date, plus options exercisable and RSUs vesting on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated (these shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person). Unless otherwise indicated, the address of each person or entity named in the table below is 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837.

	Shares of Common Stock Beneficially Owned
	Number	Percent
5% Stockholders
Apollo Funds(1)	129,609,000	54.6%
ABRY Partners, LLC and related entities(2)	20,595,180	8.7%
Named Executive Officers and Directors
Amar Maletira(3)	2,619,191	1.1%
Mark Marino(4)	803,537	*
Brian Lillie	806,008	*
DK Sinha(5)	912,000	*
Srini Koushik(6)	562,132	*
Betsy Atkins(7)	155,574	*
Jeffrey Benjamin(8)	470,824	*
Mitchell Garber(7)(9)	538,389	*
Mark Gross(7)	92,624	*
Vikram Mahidhar(10)	—	*
Anthony Roberts(7)	161,930	*
Shashank Samant(7)	194,148	*
Anthony Scott(7)	155,574	*
Aaron Sobel(10)	—	*
All current directors and executive officers as a group (15 persons)(11)	6,961,852	2.9%
*Less than 1%.
(1)    Information regarding beneficial ownership of our Common Stock by the Apollo Funds is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2025, relating to such shares beneficially owned as of December 31, 2024. Such report provides that AP Inception Co-Invest ML Borrower, L.P. (“AP Co-Invest Borrower”) directly holds 69,609,000 shares of our Common Stock and AP Inception ML Borrower, L.P. (“AP Borrower”) directly holds 60,000,000 shares of our Common Stock. The Schedule 13G/A was filed by (i) AP Co-Invest Borrower; (ii) AP Borrower; (iii) AP Inception Co-Invest GP, LLC ("AP Co-Invest"); (iv) AP Inception Co-Invest ML GP, LLC ("AP Co-Invest ML"); (v) Apollo Co-Investment Management, LLC ("Co-Investment Management"); (vi) AP Inception ML GP, LLC; (vii) AP VIII Inception Holdings GP, LLC ("AP VIII"); (viii) Apollo Management VIII, L.P. ("Management VIII"); (ix) AIF VIII Management, LLC ("AIF VIII LLC"); (x) Apollo Management, L.P. ("Apollo Management"); (xi) Apollo Management GP, LLC ("Management GP"); (xii) Apollo Management Holdings, L.P. ("Management Holdings"); and (xiii) Apollo Management Holdings GP, LLC ("Management Holdings GP") and are referred to as the “reporting persons” for purposes of this footnote 1. AP Co-Invest is the sole member of AP Co-Invest ML, which is the general partner of AP Co-Invest Borrower. AP VIII is the sole member of AP Inception ML GP, LLC, which is the general partner of AP Borrower. Management VIII is the manager of AP VIII. AIF VIII LLC is the general partner of Management VIII. Co-Investment Management is the manager of AP Co-Invest. Apollo Management is the sole member-manager of each of Co-Investment Management and AIF VIII LLC. Management GP is the general partner of Apollo Management. Management Holdings is the sole member and manager of Management GP. Management Holdings GP is the general partner of Management Holdings. The address of each of the reporting persons is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)    Information regarding beneficial ownership of our Common Stock by ABRY Partners, LLC and related entities is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2025, relating to such shares beneficially owned as of December 31, 2024. Such report provides that ACE Investment Holdings, LLC (“ACE”) directly holds 9,792,000 shares of our Common Stock and ACE, ABRY Partners, LLC (“ABRY I”), ABRY Partners II, LLC (“ABRY II”), DPH 123, LLC (“DPH”), Royce Yudkoff, Peggy Koenig and Jay Grossman

might be deemed to beneficially own 20,595,180 shares of our Common Stock. ABRY Partners VII, L.P., ABRY Partners VII Co-Investment Fund, L.P., ABRY Investment Partnership, L.P. (Fund VII) and ABRY Investment Partnership, L.P. (ASE III) (collectively the "ABRY Funds") are managed and/or controlled by ABRY I and ABRY II and/or their respective affiliates. Royce Yudkoff, as managing member of ABRY I and sole member of certain of its affiliates, has the right to exercise investment and voting power on behalf of the ABRY Funds. Peggy Koenig and Jay Grossman, as equal members of ABRY II and of certain of its affiliates, have the right to exercise investment and voting power on behalf of ABRY Partners VII, L.P., and ABRY Partners VII Co-Investment Fund, L.P. The board of directors of ACE consists of representatives of ABRY Partners VIII, L.P., ABRY Partners VIII Co-Investment Fund, L.P., and ABRY Investment Partnership, L.P. These investment funds are also managed and/or controlled by ABRY I and ABRY II and/or their respective affiliates. Royce Yudkoff, as managing member of ABRY I and sole member of certain of its affiliates, has the right to exercise investment and voting power on behalf of ABRY Investment Partnership, L.P. Peggy Koenig and Jay Grossman, as equal members of ABRY II and certain of its affiliates, have the right to exercise investment and voting power on behalf of ABRY Partners VIII, L.P., ABRY Partners VIII Co-Investment Fund, L.P. and ABRY Investment Partnership, L.P. The address of each of the reporting persons is c/o ABRY Partners, LLC, 888 Boylston Street, Suite 1600, Boston, Massachusetts 02199.

(3)    Includes 252,185 RSUs scheduled to vest within 60 days of the Record Date.

(4)    Includes 47,170 RSUs scheduled to vest within 60 days of the Record Date.

(5)    Includes 110,114 RSUs scheduled to vest within 60 days of the Record Date.

(3)    Includes 66,365 RSUs scheduled to vest within 60 days of the Record Date.

(7)    Includes 51,948 RSUs scheduled to vest within 60 days of the Record Date.

(8)    Includes 60,558 RSUs scheduled to vest within 60 days of the Record Date.

(9)    Includes (i) 240,000 shares of Common Stock held by 9531602 Canada Inc., which is controlled by Mr. Garber, and (ii) options to purchase 68,148 shares of Common Stock that are vested and exercisable.

(10)    Vikram Mahidhar and Aaron Sobel are affiliated with Apollo. Messrs. Mahidhar and Sobel each disclaim beneficial ownership of the shares of Common Stock that are beneficially owned by the Apollo Funds. The address of Messrs. Mahidhar and Sobel is c/o Apollo Global Management, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(11)    Includes 1,144,009 RSUs scheduled to vest within 60 days of the Record Date and 68,148 options to purchase shares of Common Stock that are vested and exercisable.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”) to file reports of ownership and changes of ownership with the SEC. The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. Based solely on a review of Section 16(a) reports filed electronically with the SEC during or with respect to Fiscal 2024, or written representations that no other reports were required, the Company believes that our Section 16(a) reporting persons complied with all applicable filing requirements during Fiscal 2024, except that Mark Gross filed a Form 4 for RSUs granted on February 13, 2024 on February 16, 2024; (ii) Mark Marino filed a Form 4 for RSUs granted on February 22, 2024 on March 19, 2024; (iii) our Section 16 officers, including Amar Maletira, Brian Lillie, DK Sinha, Srini Koushik and Kellie-Teal Guess each filed Form 4s for RSUs granted on April 5, 2024 on May 20, 2024; (iv) Anthony Roberts filed a Form 4 on July 12, 2024 for shares subject to a previous RSU award forfeited in connection with the vesting of such RSU award for tax withholding purposes on June 20, 2024; and (v) our Section 16 officers, including Amar Maletira, Brian Lillie, DK Sinha, Srini Koushik and Kellie Teal-Guess each filed Form 4s on September 5, 2024 for shares subject to a previous RSU award forfeited in connection with the vesting of such RSU award for tax withholding purposes on September 1, 2024.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING
Stockholders intending to present a proposal at our 2026 Annual Meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary at Rackspace Technology, Inc., 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837. We must receive such proposals no later than December 30, 2025.

Our bylaws provide that stockholders who are seeking to bring business before an annual meeting of stockholders and stockholders (other than Apollo and ABRY), including who are seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business of the 90th day prior to the first anniversary of the preceding year’s annual meeting of our stockholders; provided, that in the event that the date of such meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Unless the date of our 2026 Annual Meeting is advanced or delayed as described above from June 20, 2026, the anniversary of our 2025 Annual Meeting, a stockholder’s notice of a proposal to be brought before the 2026 Annual Meeting must be received at our principal executive offices no earlier than the close of business on February 14, 2026 and no later than the close of business on March 16, 2026 to be considered timely. Our bylaws specify certain requirements as to the form and content of a stockholder’s notice. All such proposals should be sent to Rackspace Technology, Inc., Attn: Corporate Secretary, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837.

In addition to satisfying the foregoing notice requirements under our bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19 under the Exchange Act. We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Corporate Secretary at the address set forth above.

OTHER MATTERS
The Board, at the time of the preparation of this Proxy Statement, knows of no business to come before the 2025 Annual Meeting other than that referred to herein. If any other business should properly come before the 2025 Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have authority to vote, in their discretion, all shares represented by such proxies that have been received and not theretofore properly revoked.

We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our Investor Relations website address is https://ir.rackspace.com. We make available, free of charge through our Investor Relations website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, this Proxy Statement and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the 2025 Annual Meeting, we will, without charge, provide a copy of our 2024 Annual Report, including the financial statements and the financial statement schedules, as filed with the SEC. Requests should be directed to Rackspace Technology, Inc., Attn: Corporate Secretary, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this Proxy Statement that are not clearly historical in nature are forward-looking. Without limiting the generality of the preceding sentence, these forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this Proxy Statement that looks towards future performance of the Company is based on various factors and important assumptions about future events that may or may not actually occur. As a result, our operations and financial results in the future could differ materially and substantially from those we have included in this Proxy Statement. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

FORM OF PROXY CARD

# SCAN TO
VIEW MATERIALS & VOTE

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 19, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 19, 2025. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. It must be received prior to June 20, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V72449-P27713

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**RACKSPACE TECHNOLOGY, INC.**

**A Election of Directors – The Board of Directors recommends a vote FOR the listed nominees.**

| 1. Nominees: | For | Withhold |
|---|---|---|
| 1a. Betsy Atkins | ☐ | ☐ |
| 1b. Mitchell Garber | ☐ | ☐ |
| 1c. Anthony Roberts | ☐ | ☐ |
| 1d. Anthony Scott | ☐ | ☐ |

**B Management's Proposals – The Board of Directors recommends a vote FOR Proposal 2 and a vote FOR Proposal 3.**

**C Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.**
**NOTE:** Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee executor, administrator, guardian or corporate officer, you must provide your FULL title:

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V72450-P27713

**Proxy – Rackspace Technology, Inc.**

**PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS**

**JUNE 20, 2025**

The undersigned hereby appoints Mark Marino and Michael Bross, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Rackspace Technology, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on June 20, 2025 at 12:00 PM CT or any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

**THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.**

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A-C ON THE REVERSE SIDE OF THIS CARD**